Exhibit 99.II-l(w)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.  Part II of this document comprises an explanatory statement in compliance with Section 426 of the Companies Act 1985.  The document contains details of the Acquisition which, if implemented, will result in the cancellation of the listing of Theratase Shares on the Official List and of trading of Theratase Shares on the London Stock Exchange’s market for listed securities. If you are in any doubt as to the action you should take, you are recommended to seek your own independent financial advice from a stockbroker, solicitor, accountant or other independent financial adviser authorised under the Financial Services and Markets Act 2000. If you are outside the UK, you should immediately consult an appropriately authorised independent financial adviser.

lf you have sold or otherwise transferred all of your Theratase Shares, please send this document, together with the accompanying documents (including the Forms of Proxy and the AIM Admission Document), as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into or from any jurisdiction in which to do so would constitute a violation of the relevant laws of that jurisdiction. The distribution of this document, the Forms of Proxy and the AIM Admission Document in jurisdictions other than the United Kingdom may be restricted by law and therefore persons in whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

This document should be read in conjunction with the accompanying documents, including the AIM Admission Document relating to BBI, which has been prepared in accordance with the AIM Rules.

KBC Peel Hunt Ltd, which is authorised and regulated in the UK by the Financial Services Authority, is acting for Theratase and no-one else in connection with the Acquisition and will not be responsible to anyone other than Theratase for providing the protections afforded to clients of KBC Peel Hunt Ltd or for giving advice in relation to the Acquisition nor any other matter referred to in this document.

Teather & Greenwood Limited, which is authorised and regulated in the UK by the Financial Services Authority, is acting for BBI and no-one else in connection with the Acquisition and will not be responsible to anyone other than BBI for providing protections afforded to clients of Teather & Greenwood Limited or for giving advice in relation to the Acquisition nor any other matter referred to in this document.

Scheme of Arrangement

of

Theratase Plc

under section 425 of the Companies Act 1985
in connection with its

Recommended Acquisition

By

BBI Holdings Plc

Notices of the Theratase Court Meeting and the Theratase Extraordinary General Meeting, both of which will be held on 25 April 2007, are set out at the end of this document. The Theratase Court Meeting will start at 10.30 am and the Theratase Extraordinary General Meeting at 10.40 am (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned).

Shareholders will find enclosed with this document a blue Form of Proxy for use at the Theratase Court Meeting and a white Form of Proxy for use at the Theratase Extraordinary General Meeting. To be valid, a Form of Proxy and any authority under which it is executed (or a copy of the authority certified notarially or in some other way approved by the Theratase Directors) must be completed and returned in accordance with the instructions printed thereon by post or (during normal business hours only) by hand to Theratase’s Registrars, Capita Registrars as soon as possible, but in any event so as to arrive not less than 48 hours before the time for the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote. Whether or not you intend to be present at the Theratase Court Meeting or Theratase Extraordinary General Meeting please complete and return the Forms of Proxy accompanying this document to Theratase’s Registrars as soon as possible but in any event at least 48 hours prior to the relevant meeting. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the Theratase Court Meeting or the Theratase Extraordinary General Meeting, or any adjournment thereof, in person if you wish to do so.

If the blue Forms of Proxy for use at the Theratase Court Meeting (but not the white Forms of Proxy for the Theratase Extraordinary General Meeting) are not lodged with Theratase’s Registrars by the relevant time, they may be handed to Theratase’s Registrars on behalf of the Chairman of the Theratase Court Meeting at the meeting.

The action to be taken by Theratase Shareholders is further described at the end of Parts I and II of this document.

Application will be made to the London Stock Exchange for the New BBI Shares issued pursuant to the Scheme to be admitted to trading on AIM.

The New BBI Shares to be issued to Theratase Shareholders pursuant to the Scheme have not been nor will they be registered under the US Securities Act nor under any of the relevant securities laws of any state of the United States, Canada, Australia or Japan, and the relevant clearances have not been nor will they be, obtained from any facility of a national securities exchange of any province or territory of the United States, Canada, Australia or Japan. Accordingly, the New BBI Shares may not (unless there is an exception under relevant securities laws (as is applicable)) be offered, sold, resold or delivered, directly or indirectly, in or into any jurisdiction in which to do so would constitute a violation of the relevant laws of, or require registration thereof in, such jurisdiction or to, or for the account or benefit of any resident in any such jurisdiction.

The availability of participating in the Acquisition to persons who are not resident in the UK may be affected by the laws of the relevant jurisdiction. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. Any person (including nominees, trustees and custodians) who would, or otherwise intend, or may have a legal or contractual obligation to forward this document and/or any related document to any jurisdiction outside the United Kingdom should read paragraph 15 of Part II of this document before taking any action.

Dated 2 April 2007

The following information does not purport to be complete and should be read in conjunction with the full text of this document from which it is derived. Holders of Theratase Shares should read the whole of this document and, in particular, the letter from the Directors set out in Part I and the explanatory statement from KBC Peel Hunt Ltd set out in Part II of this document and should not rely solely on the information set out below.

THE RECOMMENDED SHARE AND CASH OFFER

•                        For each Theratase Scheme Share 0.292 New BBI Shares plus 21 pence in cash.

•                        The Theratase Board proposes to pay the Special Dividend (an interim dividend of 2 pence per Theratase Share) to Theratase Shareholders, conditional on the Acquisition completing.

•                        Based on the Closing Price of 148.5 pence per BBI share on 26 March 2007, the last Business Day before the Proposal was announced, the Proposal (including the Special Dividend) values each Theratase Share at approximately 66.4 pence. This represents a premium of:

•        approximately 10.7 per cent. to the Closing Price of 60 pence per Theratase Share on 12 December 2006, the last day before Theratase entered into an Offer Period; and

•        approximately 19.6 per cent. to the Closing Price of 55.5 pence per Theratase Share on 26 March 2007, the last Business Day before the Proposal was announced.

•                        The Theratase Board unanimously recommend you vote in favour of the resolutions to be proposed at the Theratase Court Meeting and the Theratase Extraordinary General Meeting as they have irrevocably undertaken to do so in respect of their 354,940 Theratase Shares representing approximately 1 per cent. of the existing issued ordinary share capital of Theratase.

ACTION TO BE TAKEN

Accompanying this document you will find the following:

•        an AIM Admission Document prepared by BBI in relation to the New BBI Shares to be issued in connection with the Scheme;

•        a blue Form of Proxy for use in respect of the Theratase Court Meeting on 25 April 2007;

•        a white Form of Proxy for use in respect of the Theratase Extraordinary General Meeting on 25 April 2007;

•        in the case of holders of Theratase Shares who are also BBI Shareholders, a green form of proxy for use in respect of the BBI EGM on 25 April 2007; and

•        in the case of Theratase Optionholders, one or more separate proposal letters relating to each of the Theratase Share Option Schemes in connection with which they hold Theratase Options setting out the details of an offer made to them by BBI in consideration for agreement by them to the cancellation of their Theratase Options, further details of which are set out, for information purposes only in this document, at paragraph 6 of Part I and paragraph 12 of Part II.

Whether or not you plan to attend the Meetings, PLEASE COMPLETE AND SIGN BOTH THE BLUE AND WHITE (AND GREEN IF APPLICABLE) FORMS OF PROXY and return them as soon as possible, but in any event so as to be received by no later than 10.30 am on 23 April 2007, in the case of the Theratase Court Meeting (blue form), and by no later than 10.40 am on 23 April 2007, in the case of the Theratase Extraordinary General Meeting (white form).

In the case of Theratase Optionholders, please refer to the separate proposal letters mentioned above for details of what action to take in respect of Theratase Options.

In the case of holders of Theratase Shares who are also BBI Shareholders, please refer to the AIM Admission Document for details of what action to take in respect of BBI Shares.

This will enable your votes to be counted at the Meetings in the event of your absence. Both Forms of Proxy are reply-paid for use in the United Kingdom for your convenience in returning them. If the blue Form of Proxy for use at the Theratase Court Meeting is not lodged with Theratase’s Registrars by 10.30 am on 23 April 2007, it may be handed to Theratase’s Registrars on behalf of the Chairman of the Theratase Court Meeting at the start of the meeting. However, in the case of the Theratase Extraordinary General Meeting, unless the white Form of Proxy is lodged so as to be received by 10.40 am on 23 April 2007, it will be invalid.

It is important that, for the Theratase Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of the opinion of holders of Theratase Shares. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible. The completion and return of either Form of Proxy will not preclude you from attending and voting in person at either the Theratase Court Meeting or the Theratase Extraordinary General Meeting or any adjournment thereof (as appropriate), should you wish to do so.

Help line

If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call Theratase’s

Registrars on 0870 162 3100 or, if calling from outside the UK, on +44(0)870 162 3100 between 9:00 a.m. and 5:00 p.m. on any Business Day. Please note that help line operators cannot provide advice on the merits of the Acquisition or the Scheme nor provide financial or legal advice.

This page should be read in conjunction with the rest of this document. Holders of Theratase Shares are recommended to seek financial advice from their own independent financial adviser duly authorised under the Financial Services and Markets Act 2000.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

Event	Time and/or date(1)
Latest time for lodging blue Forms of Proxy for the Theratase Court Meeting(2)	10.00 am on 23 April 2007

Latest time for lodging white Forms of Proxy for the Theratase Extraordinary General Meeting	10.30 am on 23 April 2007

Voting Record Time(3)	6.00 pm on 23 April 2007

BBI Extraordinary General Meeting	10.00 am on 25 April 2007

Theratase Court Meeting	10.30 am on 25 April 2007

Theratase Extraordinary General Meeting(4)	10.40 am on 25 April 2007

Scheme Record Time	6.00 pm on 14 May 2007

Last day of dealings in Theratase Shares	14 May 2007

Court Hearing to sanction the Scheme	10.30 am on 15 May 2007

Scheme Effective Date	15 May 2007

Delisting of Theratase Shares	8.00 am on 16 May 2007

Admission and dealings of New BBI Shares to commence on AIM	8.00 am on 16 May 2007

Latest date for despatch of certificates for New BBI Shares and Cash Consideration due under the Scheme	by 29 May 2007

(1)         These dates are indicative only and will depend, inter alia, on the dates upon which the Conditions are either satisfied or waived (to the extent they are capable of being waived), the Court sanctions the Scheme and confirms the associated reduction of capital and the Court Order sanctioning the Scheme and confirming the reduction of capital is delivered to the Registrar of Companies in England and Wales and, in respect of the reduction of capital, is registered by the Registrar of Companies in England and Wales.

(2)         The blue Form of Proxy for the Theratase Court Meeting may, alternatively, be handed to Theratase’s Registrars on behalf of the Chairman of the Theratase Court Meeting at the start of the Theratase Court Meeting.

(3)         If either of the Meetings is adjourned, then the Voting Record Time for the reconvened Meeting will be 48 hours before the time fixed for the reconvened Meeting.

(4)         If the Theratase Court Meeting has not been concluded or adjourned prior to the scheduled commencement of the Theratase Extraordinary General Meeting, the commencement of the Theratase Extraordinary General Meeting will be delayed until the Theratase Court Meeting has been concluded or adjourned.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes “interested”(directly or indirectly) in one per cent. or more of any class of “relevant securities” of Theratase or BBI, all “dealings” in any “relevant securities” of that company (including by means of an option in respect of, or a derivative referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30 p.m. (London time) on the London business day following the date of the relevant transaction. This requirement will continue until the date on which the Scheme becomes effective, lapses or is otherwise withdrawn or on which the Offer Period otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Theratase or BBI, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Theratase or BBI by Theratase or BBI, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the London business day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Takeover Panel’s website at www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

DEFINITIONS

In this document, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“£”	the lawful currency of the UK

“Acquisition”	the proposed acquisition of Theratase by BBI by way of the Scheme

“Admission”	the admission of the entire issued share capital of BBI (including the New BBI Shares) to trading on AIM becoming effective in accordance with the AIM Rules

“AIM”	the AIM Market operated by the London Stock Exchange

“AIM Admission Document”	the re-admission document prepared by BBI in connection with the Admission

“AIM Rules”	the rules published by the London Stock Exchange relating to AIM

“Announcement Date”	the date of the announcement, by the Boards, of the Acquisition, being 27 March 2007

“Australia”	the Commonwealth of Australia, its states, territories or possessions

“BBI”

BBI Holdings plc, a company registered in England and Wales under number 3898291 the ordinary shares of which are admitted to trading on AIM, further details of which company are set out in the AIM Admission Document

“BBI Directors” or “BBI Board” or “Board of BBI”	the current directors of BBI whose names are set out in paragraph 2(ii) of Part V of this document

“BBI EGM”

the extraordinary general meeting of BBI (and any adjournment thereof) to, inter alia, consider the BBI Resolutions to be held at the offices of Berry Smith, Haywood House, Dumfries Place, Cardiff CR10 3GA at 10.00 a.m. on 25 April 2007

“BBI Group”	BBI and its subsidiary undertakings

“BBI Notice of EGM”	the notice dated the date of this document forming part of the AIM Admission Document and sent to BBI Shareholders convening the BBI EGM

“BBI Resolutions”	the ordinary and special resolutions to be proposed at the BBI EGM (or any adjournment thereof)

“BBI Shareholders”	registered holders of BBI Shares

“BBI Shares”	ordinary shares of 2.5 pence each in the capital of BBI

“BBI Share Schemes”

the incentive share option schemes operated by BBI as at the date hereof, (being the BBI SAYE Share Option Scheme, the BBI Approved Share Option Scheme, the BBI Unapproved Share Option Scheme, the BBI EMI Scheme, further details of all of which are contained in the AIM Admission Document)

“Biozyme”	Biozyme Laboratories Limited, a subsidiary undertaking of Theratase

“Board(s)”	the Theratase Board and/or the BBI Board as the context requires

“Business Day”	a day (excluding Saturday s, Sundays and public holidays) on which banks are generally open for normal business in the City of London

“Canada”	Canada, its possessions, provinces and all areas subject to its jurisdiction or any political subdivision thereof

“Cash Consideration”	the cash consideration element of the offer by BBI for each Theratase Scheme Share of 21 pence

“certificated form” or “in certificated form”	not in uncertificated form (that is, not in CREST)

“Chairman of the Theratase Court Meeting”	the person (or where relevant his alternate(s)) appointed by the Court to be the chairman of the Theratase Court Meeting

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	the closing middle market quotation of a share derived from the Daily Official List or AIM as the case may be

“Companies Act”	the Companies Act 1985 (as amended)

“Conditions”	the conditions to the Acquisition and implementation of the Scheme Acquisition set out in Part III of this document and “Condition” means any one of them

“Convertible Loan Agreement”

the agreement between BBI and Inverness Medical Switzerland GmbH dated 22 March 2007 relating to a loan of £7,500,000 made by Inverness Medical Switzerland GmbH to BBI, further details of which are set out in paragraph 10 of Part IX of the AIM Admission Document

“Court”	the High Court of Justice of England and Wales

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital which forms part of it

“Court Order” or “Order of the Court”

the order of the Court granted at the Court Hearing to sanction the Scheme under section 425 of the Companies Act and confirm the reduction of capital provided for by the Scheme under section 137 of the Companies Act

“CREST”	the relevant system (as defined in the Uncertificated Securities Regulations 2001 (the “Regulations”)) in respect of which CRESTCo is the Operator (as defined in the Regulations)

“CRESTCo”	CRESTCo Limited

“Daily Official List”	the daily official list of the London Stock Exchange

“Deferred Shares”

the two Theratase Shares proposed to be reclassified at the Theratase Extraordinary General Meeting as deferred shares of 5 pence each in the capital of Theratase, one of which is to be issued to BBI and the other to be issued to a nominee appointed by BBI following the Theratase Extraordinary General Meeting, such shares to have the rights and liabilities attached to them as set out in the special resolution in the notice of the Theratase Extraordinary General Meeting set out in this document

“Disclosed by BBI”

(i) as disclosed in the latest annual accounts of BBI dated 31 March 2006, (ii) as publicly announced by BBI prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to Theratase or its advisers by or on behalf of BBI prior to the date of the announcement of the Proposal

“Disclosed by Theratase”

(i) as disclosed in the latest Annual Report of Theratase dated 11 December 2006, (ii) as publicly announced by Theratase prior to the date of the announcement of the Proposal, (iii) as disclosed in the announcement of the Proposal, or (iv) as otherwise fairly disclosed in writing (including facsimile) to BBI or its advisers by or on behalf of Theratase prior to the date of the announcement of the Proposal;

“DNAse”	Deoxyribonuclease

“Enlarged Group”	BBI and its subsidiary undertakings following completion of the Acquisition

“Enlarged Share Capital”	the issued share capital of BBI immediately following Admission

“Financing Facilities”	the agreement between BBI and Barclays Bank Plc dated 26 March 2007 and the Convertible Loan Agreement

“Forms of Proxy”	the respective blue and white forms of proxy for use in connection with the Theratase Court Meeting and the Theratase Extraordinary General Meeting or any of them as the context requires

“HMRC”	HM Revenue & Customs

“holder”	includes any person entitled by transmission

“IMI” or “IMI Group”	Inverness Medical Innovations Inc., a company quoted on the American Stock Exchange LLC, or any of its subsidiary undertakings

“KBC Peel Hunt”	KBC Peel Hunt Ltd

“the London Stock Exchange”	London Stock Exchange plc

“Meetings”

the Theratase Court Meeting (and any adjournment thereof) and the Theratase Extraordinary General Meeting (and any adjournment thereof) and “Meeting” means the Theratase Court Meeting or the Theratase Extraordinary General Meeting as the context requires

“Mr Evans’ Option Agreement”	the agreement between BBI and Mr David Evans in respect of the grant of options to acquire BBI Shares further details of which are set out in paragraph 7 of Part IX of the AIM Admission Document

“New BBI Shares”	BBI Shares proposed to be issued credited as fully paid pursuant to the Scheme and the Acquisition

“New Theratase Shares”	the new ordinary shares in Theratase to be allotted and issued to BBI following implementation of the Scheme

“Offer Period”	the period commencing on 13 December 2006 and ending on the Scheme Effective Date

“Official List”

the list maintained by the Financial Services Authority in accordance with section 74(1) of the Financial Services and Markets Act 2000 for the purposes of Part VI of the Financial Services and Markets Act 2000

“Panel” or “Takeover Panel”	the Panel on Takeovers and Mergers

“Proposal”	The proposal by BBI made to holders of Theratase Scheme Shares and to Theratase Optionholders relating to the Acquisition and the Scheme

“Proposed Directors”	certain of the Theratase Directors who are proposed to be appointed as Directors of BBI on Admission

“Rand”	the legal currency of the Republic of South Africa

“Regulatory Information Service”	any information service authorised from time to time by the UK Listing Authority for the purpose of dissemination of regulatory announcements required by the Listing Rules

“Scheme” or “Scheme of Arrangement”

the proposed scheme of arrangement under section 425 of the Companies Act between Theratase and Theratase Shareholders and as set out in Part VI of this document, with or subject to any modification thereof or addition thereto or condition agreed by Theratase and BBI and which the Court may think fit to approve or impose

“Scheme Document”	this document

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with clause 5 of the Scheme of Arrangement set out in Part VI of this document

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date

“Scheme Resolutions”	the resolutions to be proposed at the Theratase Court Meeting (or any adjournment thereof) and the Theratase Extraordinary General Meeting (or any adjournment thereof)

“Seravac”	Seravac Biotech (Pty) Limited, a subsidiary undertaking of Theratase

“Special Dividend”	the dividend of 2 pence per Theratase Share which, conditional on the Scheme becoming effective, is to be paid to Theratase Shareholders

“Theratase”

Theratase plc, a company registered in England and Wales under number 02815159 the ordinary shares of which are admitted to trading on the London Stock Exchange, further details of which company are set out in this document

“Theratase Articles”	the articles of association of Theratase as at the date of publication of this document

“Theratase Court Meeting”

the meeting of the holders of Theratase Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Companies Act for the purpose of considering the Scheme (with or without any amendment) of which notice is set out in this document to be held at the offices of KBC Peel Hunt, 111 Old Broad Street, London EC2N 1PH at 10:30 a.m. on 25 April 2007

“Theratase Directors” or “Theratase Board” or “Board of Theratase”	the directors of Theratase whose names are set out in paragraph 2(i) of Part V of this document and “Theratase Director” means any one of them

“Theratase Extraordinary General Meeting”

the extraordinary general meeting of Theratase (and any adjournment thereof) to be held at the offices of KBC Peel Hunt, 111 Old Broad Street, London EC2N 1PH at 10:40 a.m. on 25 April 2007 (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned) of which notice is set out in this document

“Theratase Group”	Theratase and its subsidiary undertakings

“Theratase Option”	an option over a Theratase Share which has been granted pursuant to a Theratase Share Option Scheme

“Theratase Optionholder”	a holder of Theratase Options pursuant to a Theratase Share Option Scheme

“Theratase Scheme Shares”	the Theratase Shares in issue at the date hereof and any Theratase Shares issued:

(a) after the date hereof and prior to the Voting Record Time; or

(b)   at or after the Voting Record Time and before 6.00 p.m. on the Business Day immediately preceding the day of the Court Hearing on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme save for any Theratase Shares held by BBI (or its nominees)

“Theratase Shareholders”	registered holders of Theratase Shares as at the Scheme Record Time

“Theratase Share Option Schemes”

the Theratase Savings Related Share Option Plan, the Theratase Long Term Incentive Plan (the “LTIP”), the Theratase International Savings Related Share Option Plan (the “International SAYE”) (all of which were adopted by holders of Theratase Shares on 3 March 2005); and the Theratase Executive Share Option Scheme (the “1993 Executive Scheme”) (as amended by holders of Theratase Shares on 6 March 2000)

“Theratase Shares”	the ordinary shares of 5 pence each in the capital of Theratase which, for the avoidance of doubt, shall not include the Deferred Shares

“Theratase’s Registrars”	Capita Registrars of The Registry, 34 Beckenham Road, Beckenham, Kent BR4 4TU

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland and its dependant territories

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“uncertificated” or in “uncertificated form”	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST

“United States” or “US”	the United States of America (including the states of the United States and the District of Columbia), its possessions and territories and all other areas subject to its jurisdiction

“US Person”	a US Person as defined in Regulation S under the US Securities Act

“US Securities Act”	the United States Securities Act of 1933, as amended

“Voting Record Time”	6:00 p.m. on 23 April 2007 or, if the Theratase Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting

For the purposes of this document, “subsidiary”, “subsidiary undertaking” and “undertaking”, and “associated undertaking” have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A of the Companies Act).

PART I

LETTER FROM THE CHAIRMAN OF THERATASE

(Registered in England and Wales under the Companies Act 1985 with Registered Number 2815159)

Directors	Registered office:
Philip Percival (Non-Executive Chairman)	Trafalgar House
John Chesham (Chief Executive)	11/12 Waterloo Place
Colin Anderson (Finance Director)	London
Jacobus de Kock (Executive Director)	SW1Y 4AU
Alan Aikman (Non-Executive Director)

2 April 2007

To Theratase Shareholders and, for information only, to Theratase Optionholders.

Dear Shareholder

RECOMMENDED PROPOSAL FOR THE ACQUISITION OF THERATASE BY BBI

1.                    Introduction

On 27 March 2007, the Boards of Theratase and BBI announced that they had agreed the terms of a recommended proposal for BBI to acquire Theratase for the Cash Consideration and New BBI Shares.

The Acquisition of Theratase will be implemented by means of a scheme of arrangement under the Companies Act. I am writing to you today to explain the details of the Acquisition and, in particular, the Scheme, and to explain why your Board, which has been so advised by KBC Peel Hunt, considers the terms of the Acquisition to be fair and reasonable and why it unanimously recommends that you vote in favour of the Scheme Resolutions to be proposed at the Theratase Court Meeting and at the Theratase Extraordinary General Meeting to give effect to the Acquisition, as those Theratase Directors who own Theratase Shares have irrevocably undertaken to do in respect of their and their connected person’s beneficial holdings of Theratase Shares. In providing its advice to the Theratase Directors, KBC Peel Hunt has taken into account the commercial assessments of the Theratase Directors.

For details on BBI and for certain financial information relating to BBI and the Enlarged Group, please refer to the AIM Admission Document issued by BBI, which accompanies, and forms part of, this document.

In order to approve the terms of the Acquisition, holders of Theratase Shares will need to vote in favour of the Scheme Resolutions to be proposed at two shareholder meetings (the Theratase Court Meeting and the Theratase Extraordinary General Meeting) to be held on 25 April 2007. The recommendation of the Theratase Directors and advice to holders of Theratase Shares is set out in paragraph 13 of this letter.

2.                    Summary Terms of the Scheme

The Acquisition will be effected by way of a scheme of arrangement between Theratase and Theratase Shareholders under section 425 of the Companies Act. The implementation of the Scheme is subject to satisfaction of the Conditions (which are set out in Part III of this document). If the Scheme becomes effective, the Theratase Scheme Shares will be cancelled and Theratase Shareholders will receive:

for each Theratase Scheme Share held 21 pence in cash and 0.292 New BBI Shares

In addition, conditional upon the Scheme becoming effective, Theratase proposes to pay the Special Dividend to all Theratase Shareholders.

Based on the Closing Price of 148.5 pence per BBI share on 26 March 2007, the last Business Day before the Proposal was announced, the Proposal (including the Special Dividend) values each Theratase Share at approximately 66.4 pence. This represents a premium of:

•        approximately 10.7 per cent. to the Closing Price of 60 pence per Theratase Share on 12 December 2006, the last day before Theratase entered into an Offer Period; and

•                        approximately 19.6 per cent. to the Closing Price of 55.5 pence per Theratase Share on 26 March 2007, the last Business Day before the Proposal was announced.

The Scheme is expected to result in the issue to Theratase Shareholders of approximately 10,596,104 New BBI Shares, representing approximately 24.9 per cent. of the issued share capital of BBI as enlarged by the Proposal and the conversion of the Convertible Loan Agreement.

On the Scheme becoming effective, it will be binding on all holders of Theratase Scheme Shares including any Theratase Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

Fractional entitlements to New BBI Shares will not be issued to Theratase Shareholders but will be aggregated and sold in the market for the benefit of BBI.

The New BBI Shares shall rank pari passu with all other BBI Shares in issue on the date on which the New BBI Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid or declared on the ordinary share capital of BBI after such date, save that the holders of New BBI Shares shall not be entitled to any interim dividend announced by the BBI Board before the Scheme Effective Date in respect of their New BBI Shares.

3.                    Background to, Reasons for, and Benefits of, the Acquisition

In arriving at their decision to recommend the Acquisition, the Theratase Directors have considered, amongst other things, the following:

Strategy and strategic fit

The Directors of Theratase are of the opinion that there is significant commercial and financial advantage for both Theratase Shareholders and BBI Shareholders to be gained by the bringing together of the two companies. The offer terms comprising the Cash Consideration and New BBI Shares will crystallise some value for Theratase Shareholders in the form of the Cash Consideration for their investment in Theratase and will also enable them to gain from any potential advantages in the Enlarged Group through receiving the New BBI Shares.

BBI’s strategy is to be a key supplier of reagents, services and products to the diagnostic industry. Some of the world’s largest diagnostic companies utilise BBI’s products and services world wide.

Theratase offers BBI the opportunity to expand this portfolio of products and customers as they are also a major supplier of key reagents (glucose oxidase, alkaline phosphatase, peroxidase, and hyaluronidase) to major diagnostic manufacturers and these customers will enable BBI to expand its influence into major diagnostic players.

Theratase also offers BBI the opportunity to move into pharmaceutical services and has an underutilised clean room that BBI will be able to commercialise and exploit.

BBI’s ability to sell and market its products and services should compliment Theratase’s manufacturing and operational skills.

The BBI Directors and the Theratase Directors believe that the Enlarged Group created by the Acquisition with its combined expertise, facilities and cash resources will be a leading provider of point of care reagents and products on a world wide basis. The Enlarged Group should also benefit from a reduction in costs as a result of the cancellation of Theratase’s listing on the Official List.

Staff and facilities

Both BBI and Theratase benefit individually from strong management teams and staff experienced in the development process and BBI intends to maintain the expertise that exists within Theratase through the retention of substantially all of Theratase’s staff within the Enlarged Group. The proposed appointments of the majority of the Theratase Directors to the Board of BBI is a reflection of this strategy.

It is the BBI Directors’ and the Proposed Directors’ intention to further develop the businesses of the Enlarged Group following Admission and, therefore, the BBI Directors and the Proposed Directors do not have any current plans to change the principal locations of Theratase’s business.

4.                    Dividends

Conditional upon the Scheme becoming effective, Theratase proposes to pay the Special Dividend to all Theratase Shareholders.

In the context of the cash generative and profitable trading history of BBI and Theratase, the BBI Directors and the Proposed Directors anticipate incepting a progressive dividend policy for the Enlarged Group, whilst maintaining the appropriate level of dividend cover.

5.                    Current Trading, Trends and Prospects

Theratase

The audited results of Theratase for the three years ended 30 September 2006 are set out in the AIM Admission Document and a summary of the trading results for Theratase as extracted from such financial information is also set out in the AIM Admission Document. Holders of Theratase Shares should read the whole of the financial information contained in the AIM Admission Document and should not just rely on the summary.

Theratase released a trading update on 21 December 2006. This stated that the Korean government had altered the funding regime of pharmaceuticals as a result of which the subsidy previously given to the DNAse based product provided to a customer of Seravac had been removed. The Theratase Group had received an update from the customer for this product informing the Theratase Group that as a result of the funding change it had discontinued manufacture of its DNAse based product.

Theratase announced at its annual general meeting held on 20 February 2007 that it continued to trade in-line with management’s revised expectations following its trading update announced on 21 December 2006.

Since 20 February 2007, Theratase has continued to trade in-line with management’s revised expectations but the Board of Theratase expects Theratase to achieve net profit for the year to 30 September 2007 less than that achieved in the year to 30 September 2006.

BBI

BBI announced its unaudited interim results for the six months ended 30 September 2006 on 10 November 2006. Since this time, BBI continues to trade in line with management’s expectations.

As announced on 5 March 2007, the BBI Group secured the rights to Agenix plc’s D-dimer tests which are two tests used for the diagnosis of deep vein thrombosis (DVT), pulmonary embolism (PE), and disseminated intravascular coagulation (DIC). The SimpliRed(R) D-dimer assay is a screening method for use in hospitals and healthcare laboratories. Simplify(R) D-dimer is a US Food and Drug Administration approved rapid two-step point of care test which can be used in a doctor’s office and gives a result in 10 minutes. The test is currently exclusively distributed globally by IMI and BBI intends to work alongside IMI to build upon the existing distribution to maximize the product’s potential.

As announced on 9 March 2007, BBI and Carclo Plc, the technical plastics specialist, signed a heads of agreement to each acquire up to 2.5 per cent. of Platform Diagnostics Limited, a privately owned developer of point of care diagnostics with provisions for BBI to increase its shareholding to 25 per cent. in total.

The Enlarged Group

The BBI Directors and the Proposed Directors believe that the combination of BBI and Theratase will create a leading UK diagnostics company. Accordingly, the BBI Directors and the Proposed Directors view the Enlarged Group’s prospects for the current financial year with confidence.

6.                    Theratase Share Option Schemes

Theratase Optionholders should each receive with this document a separate proposal letter for each Theratase Share Option Scheme in connection with which they hold Theratase Options setting out the details of an offer made to them by BBI in consideration for the agreement by them to the cancellation of their Theratase Options, full details of which can be found in the enclosed separate proposal letter(s).

Further information relating to the effect of the Scheme on Theratase Optionholders is set out in the afore-mentioned separate proposal letters and, for information only, at paragraph 11 of the Explanatory Statement set out in Part II of this document.

7.                    United Kingdom Taxation

Your attention is drawn to paragraph 14 of the Explanatory Statement set out in Part II of this document. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

8.                    Theratase Shareholder Meetings

The implementation of the Scheme will require approval by a special resolution of holders of Theratase Shares to be proposed at the Theratase Extraordinary General Meeting. The Scheme will also require separate approval by holders of Theratase Shares at the Theratase Court Meeting (at which voting will be conducted by way of a poll). The approval required at the Theratase Court Meeting is a majority in number of those holders of Theratase Shares present and voting, whether in person or by proxy, representing not less than 75 per cent. in value of the Theratase Shares held by such shareholders.

The implementation of the Scheme can only take place if all the Conditions have been satisfied or, where relevant, waived. Assuming the satisfaction or, where appropriate, waiver of the Conditions, the Scheme will become effective on the delivery to the Registrar of Companies in England and Wales by Theratase of the Court Order sanctioning the Scheme (and related reduction of capital) and the registration of such Court Order. Once the Scheme becomes effective, it will be binding on all Theratase Shareholders whether or not they voted in favour of the Scheme.

9.                    Undertakings

The Theratase Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 354,940 Theratase Shares, representing approximately 1 per cent. of the existing issued share capital of Theratase. These undertakings will continue to be binding even in the event of a higher competing offer for Theratase being announced and cannot be withdrawn other than in the event of the Scheme lapsing or being withdrawn.

10.    BBI Shareholder Meeting

The Acquisition will also require approval of ordinary and special resolutions by BBI Shareholders which will be proposed at the BBI EGM.

The AIM Admission Document incorporating the BBI Notice of EGM, which has been sent to BBI Shareholders to convene the BBI EGM, contains a statement that the BBI Board considers the Acquisition and the passing of the BBI Resolutions to be in the best interests of BBI and the BBI Shareholders as a whole and that, accordingly, the BBI Board unanimously recommends that BBI Shareholders vote in favour of the BBI Resolutions at the BBI EGM.

The BBI Directors have irrevocably undertaken to vote in favour of the BBI Resolutions in respect of their own beneficial holdings which amount, in aggregate, to 2,738,748 BBI Shares, representing approximately 10.24 per cent. of the existing issued share capital of BBI.

11.    Further Information

Your attention is drawn to the Explanatory Statement in Part II, the Conditions in Part III, the financial effects of the implementation of the Scheme in Part IV, the additional information in Part V and the Scheme in Part VI and to the notices of the Theratase Court Meeting and Theratase Extraordinary General Meeting which form part of this document. You should also read the accompanying AIM Admission Document which contains further information on BBI, Theratase and the Enlarged Group and you should pay particular attention to the financial information relating to the Theratase Group and the BBI Group set out therein.

12.    Action to be taken

Your attention is drawn to paragraph 17 of the Explanatory Statement which explains the action you should take in relation to the Acquisition and the Scheme.

13.    Recommendation

The Board of Theratase, which has been so advised by KBC Peel Hunt, considers the terms of the Acquisition to be fair and reasonable. In providing advice to the Theratase Directors, KBC Peel Hunt has taken into account the commercial assessments of the Theratase Directors.

Accordingly, the Theratase Directors unanimously recommend that all holders of Theratase Shares vote in favour of the Scheme Resolutions to be proposed at the Theratase Court Meeting and the Theratase Extraordinary General Meeting, as they have irrevocably undertaken to do in relation to their respective entire beneficial and connected holdings amounting, in aggregate, to 354,940 Theratase Shares, representing approximately 1 per cent. of the existing issued share capital of Theratase.

Yours sincerely,

Philip Percival

Chairman

PART II

EXPLANATORY STATEMENT

(in compliance with section 426 of the Companies Act)

KBC PEEL HUNT LTD

To Theratase Shareholders and, for information only, to Theratase Optionholders.

Dear Shareholder

RECOMMENDED PROPOSAL FOR THE ACQUISITION OF THERATASE BY BBI

1.                    Introduction

On 27 March 2007, Theratase and BBI announced that they had agreed the terms of a recommended proposal for BBI to acquire Theratase. The Acquisition will be effected by way of a scheme of arrangement under section 425 of the Companies Act. The terms of the Scheme are set out below and in Part VI of this document.

Your attention is drawn to the letter from the Chairman of Theratase set out in Part I of this document which sets out, among other things, the background to and reasons for the Acquisition and the Scheme and which, together with the AIM Admission Document, form part of this Explanatory Statement. The Proposal has the unanimous recommendation of the Theratase Directors, who have been advised by KBC Peel Hunt.

Your attention is also drawn to the accompanying AIM Admission Document, which contains further information on BBI and Theratase.

In giving its advice, KBC Peel Hunt is advising the Theratase Directors in relation to the Acquisition and is not acting for any Theratase Directors in their personal capacity or for any holder of Theratase Shares or Theratase Optionholder. KBC Peel Hunt will not be responsible to any such person for providing the protections afforded to its customers or for advising any such person in relation to the Acquisition. In particular, KBC Peel Hunt will not owe any duties or responsibilities to any particular holder of Theratase Shares or to any Theratase Optionholder (or to any person other than the Theratase Directors) concerning the Acquisition.

We have been authorised by the Theratase Directors to write to you to explain the terms of the Scheme, and to provide you with other relevant information. Your attention is drawn to the information in the other parts of this document including Part III (Conditions to the implementation of the Scheme and Acquisition), Part IV (Financial effect of the implementation of the Scheme), Part V (Additional information), Part VI (The Scheme of Arrangement) and to the notices of the Theratase Court Meeting and the Theratase Extraordinary General Meeting which form part of this document. Your attention is also drawn to the accompanying AIM Admission Document which contains further information on BBI, Theratase and the Enlarged Group and, in particular, financial information on the Theratase Group and the BBI Group.

2.                    Summary Terms of the Scheme

The Acquisition will be effected by way of a scheme of arrangement between Theratase and Theratase Shareholders under section 425 of the Companies Act. The implementation of the Scheme is subject to satisfaction of the Conditions (which are set out in Part III to this document). If the Scheme becomes effective, the Theratase Scheme Shares will be cancelled and Theratase Shareholders:

For each Theratase Scheme Share 21 pence in cash and 0.292 New BBI Shares

In addition, conditional upon the Scheme becoming effective, Theratase proposes to pay the Special Dividend to all Theratase Shareholders.

Based on the Closing Price of 148.5 pence per BBI share on 26 March 2007, the last Business Day before the Proposal was announced, the Proposal (including the Special Dividend) values each Theratase Share at approximately 66.4 pence. This represents a premium of:

•        approximately 10.7 per cent. to the Closing Price of 60 pence per Theratase Share on 12 December 2006, the last day before Theratase entered into an Offer Period; and

•        approximately 19.6 per cent. to the Closing Price of 55.5 pence per Theratase Share on 26 March 2007, the last Business Day before the Proposal was announced.

The Scheme is expected to result in the issue to Theratase Shareholders of approximately 10,596,104 New BBI Shares, representing approximately 24.9 per cent. of the issued share capital of BBI as enlarged by the Proposal and the conversion of the Convertible Loan Agreement.

On the Scheme becoming effective, it will be binding on all holders of Theratase Scheme Shares including any Theratase Shareholders who did not vote to approve the Scheme or who voted against the Scheme.

Fractional entitlements to New BBI Shares will not be issued to Theratase Shareholders but will be aggregated and sold in the market for the benefit of BBI.

The New BBI Shares shall rank pari passu with all other BBI Shares in issue on the date on which the New BBI Shares are issued and shall have the right to receive all dividends, distributions and other entitlements made or paid or declared on the ordinary share capital of BBI after such date, save that the holders of New BBI Shares shall not be entitled to any interim dividend announced before the Scheme Effective Date in respect of their New BBI Shares.

Your attention is drawn to Part IV of this document which sets out the financial effects of the Scheme on holders of Theratase Scheme Shares.

3.                    Theratase Dividend and BBI Dividend Policy

Conditional upon the Scheme becoming effective, Theratase proposes to pay the Special Dividend to all Theratase Shareholders.

In the context of the cash generative and profitable trading history of BBI and Theratase, the Directors of BBI and the Proposed Directors anticipate incepting a progressive dividend policy for the Enlarged Group, whilst maintaining the appropriate level of dividend cover.

4.                    Directors and Employees

Each of the Theratase Directors, apart from John Chesham and Colin Anderson who have agreed to remain Theratase Directors after the Acquisition, has agreed to resign from the Board of Theratase on the date on which the Scheme becomes effective. John Chesham will join the Board of BBI as Executive Director and Colin Anderson will join the Board of BBI as the Finance Director. Philip Percival will join the Board of BBI as Deputy Chairman to facilitate an orderly integration of the two businesses. It is proposed that Philip Percival will stand down from the Board of BBI following integration and Jacobus de Kock will be appointed as an Executive Director at this time.

Save as disclosed in this document, the effects of the Scheme on the material interests of the Theratase Directors (whether as directors or as members or as creditors of Theratase or otherwise) are no different to the effects of the Scheme on the like interests of other persons.

BBI has given assurances that, following the Scheme becoming effective, the existing employment rights, including accrued pension rights, of Theratase’s employees will be fully safeguarded and, save as in the case of the Theratase Directors as referred to above and save for one possible redundancy because of the closing down of the London office of Theratase, its plans for Theratase do not include any material changes in the conditions of employment of Theratase employees.

Further details of the Theratase Directors’ and the BBI Directors’ interests and dealings in Theratase Shares and BBI Shares and of the Theratase Directors’ service agreements and terms of appointment are set out in paragraph 4 and 6 of Part V of this document respectively.

5.       Information Relating to the BBI Group

BBI was formed in 1999 and admitted to trading on AIM in 2004. BBI is involved in the development and manufacture of rapid test diagnostic products. BBI derives income from four core areas: the manufacture and supply of gold colloids and conjugates; contract product development; rapid test manufacture; and diabetes healthcare. Tests are currently being developed and/or manufactured for, amongst others, food borne pathogens, bacteria in blood platelets, a range of allergens and drugs of abuse. In addition, the BBI Group is developing in-house proprietary technology for application in diagnostic products.

Your attention is drawn to the further information regarding BBI (including financial information) which is set out in the AIM Admission Document and, in particular, the financial information relating to the Enlarged Group set out therein.

6.       Information Relating to the Theratase Group

Theratase was formed in 1993 and was admitted to the Official List of the UK Listing Authority and to trading on the London Stock Exchange soon after. Theratase is engaged in the manufacture of specialist naturally derived enzymes which are sold to the world’s healthcare market, in particular the diagnostic and therapeutic segments. Enzymes are proteins which are the body’s biological catalysts, driving complex reactions that occur in all living organisms. The Theratase Group’s products are purified from a variety of naturally sourced raw materials including plant and animal tissue and microbial matter. The specification and treatment of these materials is of crucial importance, and Theratase maintains a close working relationship with its suppliers, who come from all over the world including the UK, Brazil, Australia, New Zealand, and South Africa. Theratase utilises a variety of sophisticated extraction, filtration and chromatography techniques to isolate the required enzyme or enzymes from the initial material.

The Theratase Group has two main trading subsidiaries, each of which operates a full service facility with their own production, development, marketing, and distribution teams. The two trading subsidiaries are Biozyme, whose facility in the UK is based in Blaenavon in South Wales; and Seravac, whose facility is in the Cape Town suburb of Epping, in South Africa. The two trading subsidiaries share a US marketing office in San Diego, California, and there is a head office in Central London which will close if the Acquisition goes ahead.

The Theratase Group owns 8.6 per cent.(on an undiluted basis) of the Dutch pharmaceutical company AM-Pharma Holding BV which has a number of products in development, two of which are currently based on different therapeutic grades of alkaline phosphatase supplied by Theratase. The Theratase Group also owns a 7.8 per cent. stake in a second Dutch company, Alloksys Life Sciences BV, which develops alkaline phosphatase for use as a treatment for patients undergoing coronary artery bypass graft surgery.

Your attention is drawn to the further information regarding Theratase (including financial information) which is set out in the AIM Admission Document.

7.       Inducement Agreement and Implementation Agreement

BBI and Theratase have entered into an inducement agreement dated 20 February 2007 relating to the Scheme. Further details of this agreement are set out in paragraph 7 of Part V of this document.

BBI and Theratase have also entered into an implementation agreement dated 26 March 2007 governing the conduct and implementation of the Scheme. Further details of this agreement are set out in paragraph 8 of Part V of this document.

8.       Accounting Policies of the Enlarged Group

The Theratase Group will adopt BBI’s accounting policies following the Acquisition. It is intended that BBI will adopt International Financial Reporting Standards from 1 April 2007. Based on this, the Board of BBI believes that the impact of the differences between the accounting policies of BBI and Theratase will not be significant.

9.       The Theratase Extraordinary General Meeting and Theratase Court Meeting

The implementation of the Scheme is subject, amongst other things, to the approval of holders of Theratase Shares at the Theratase Court Meeting and the approval of holders of Theratase Shares at the Theratase Extraordinary General Meeting, both of which will be held on 25 April 2007.

The Theratase Directors have entered into irrevocable undertakings to vote in favour of the Scheme Resolutions in respect of their respective entire beneficial and connected holdings of, in aggregate, 354,940 Theratase Shares, representing approximately 1 per cent. of the existing issued share capital of Theratase. These undertakings will continue to be binding in the event of a higher competing offer for Theratase being announced and cannot be withdrawn other than in the event of the Scheme lapsing or being withdrawn.

Theratase Court Meeting

The Theratase Court Meeting, which has been convened for 10.30 a.m. on 25 April 2007 is being held at the direction of the Court to seek the approval of holders of Theratase Shares to the Scheme. At the Theratase Court Meeting, voting will be by poll and not a show of hands and each member present in person or by proxy will be entitled to one vote for each Theratase Scheme Share then held. The approval of the Scheme required at the Theratase Court Meeting is a majority in number of the holders of Theratase Shares who vote, representing not less than 75 per cent. in value of the Theratase Scheme Shares voted, either in person or by proxy, at the Theratase Court Meeting.

The Theratase Extraordinary General Meeting

The Theratase Extraordinary General Meeting has been convened for the same date as the Theratase Court Meeting at 10.40 a.m. (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned) to consider and, if thought fit, to pass a special resolution (which requires a vote in favour of not less than 75 per cent. of the votes cast) to approve, amongst other things:

(i)      the Scheme;

(ii)     the issue and allotment of the one Deferred Share to BBI and the allotment of one Deferred Share to a nominee of BBI;

(iii)    the reduction of capital and the issue of the New Theratase Shares to BBI provided for in the Scheme; and

(iv)    amendments to the Theratase Articles in accordance with the Scheme as described below.

It is proposed at the Theratase Extraordinary General Meeting to amend the Theratase Articles to ensure that any Theratase Shares issued at or after the Voting Record Time will also be subject to the Scheme and that any Theratase Shares issued to any person, other than BBI (or its nominee) at or after 6:00 p.m. on the Business Day immediately preceding the day of the Court Hearing, will automatically be exchanged for New BBI Shares on the same terms as under the Scheme, in order to ensure that no-one (other than BBI (or its nominee)) is left with any Theratase Shares after the Scheme Effective Date.

It is also proposed at the Theratase Extraordinary General Meeting to seek approval of the holders of Theratase Shares to authorise the allotment and issue to BBI of one Deferred Share and the allotment and issue of one Deferred Share to a nominee of BBI. The two Deferred Shares are required to be allotted and issued to BBI prior to the Scheme Effective Date in order to avoid the need for a valuation report under section 103 of the Companies Act in respect of the issue of the New Theratase Shares to BBI.

Court Hearing

At the Court Hearing (scheduled for 15 May 2007), the Court will hear the petition to sanction the Scheme and confirm the reduction of Theratase’s share capital. All Theratase Shareholders are entitled to attend the Court Hearing in person or to be represented by counsel to support or oppose the sanctioning of the Scheme.

10.    Conditions to the Acquisition and Implementation of the Scheme

The Conditions to the Acquisition and implementation of the Scheme are set out in full in Part III of this document and include, amongst other things, the following:

(a)     the Scheme becoming effective by no later than close of business on 15 May 2007, or such later date as Theratase and BBI shall agree and the Court may approve, failing which the Scheme will lapse;

(b)     the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the holders of Theratase Shares, present and voting, either in person or by proxy, at the Theratase Court Meeting (or any adjournment of that meeting);

(c)     the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the Theratase Extraordinary General Meeting (or any adjournment of that meeting);

(d)     the resolutions required to approve and implement the Acquisition being duly passed by the requisite majority at the BBI EGM (or any adjournment of that meeting);

(e)     conditions precedent to the Financing Facilities being satisfied in full (or waived as the case may be);

(f)      the sanction (with or without modification, such modification being acceptable to both Theratase and BBI) of the Scheme and confirmation of the reduction of capital by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered by the Registrar of Companies in England and Wales; and

(g)     Admission of the existing BBI Shares and New BBI Shares occurring in accordance with the AIM Rules or (if BBI so determines and subject to the consent of the Panel) the London Stock Exchange agreeing to admit the New BBI Shares to trading on AIM subject only to the allotment of such shares.

Given its size, the Acquisition is also conditional, amongst other things, upon approval by BBI Shareholders. BBI has today sent the BBI Notice of EGM to its shareholders convening the BBI EGM, to be held on 25 April 2007. The AIM Admission Document which incorporates the BBI Notice of EGM includes the unanimous recommendation of the BBI Directors that BBI Shareholders vote in favour of the BBI Resolutions, the passing of which are necessary to implement the Acquisition, as the BBI Directors have irrevocably undertaken to do in respect of their own beneficial holdings which amount, in aggregate, to 2,738,748 BBI Shares, representing approximately 10.4 per cent. of the existing issued share capital of BBI.

11.    Effect of the Acquisition on the Theratase Share Option Schemes

Theratase Optionholders should each receive with this document a separate proposal letter for each Theratase Share Option Scheme in connection with which they hold Theratase Options setting out details of a separate offer made to each of them separately by BBI in consideration for the agreement by them to the cancellation of their Theratase Options. Full details of the action which Theratase Optionholders should take in connection with the separate proposal by BBI in relation to their Theratase Options are set out in the afore-mentioned separate proposal letter(s).

The three options for Theratase Optionholders who receive the separate proposal letter(s) mentioned above are, in summary, as follows:

(a)     Acceptance of the separate proposal by BBI to Theratase Optionholders

BBI’s offer, in terms of the separate proposal sent to Theratase Optionholders, is an offer for every Theratase Option which the Theratase Optionholder agrees to be cancelled equal to either:

(i)            23 pence less the exercise price of the relevant Theratase Option plus 0.292 New BBI Shares. However, to the extent that the cash amount of 23 pence less the exercise price of the relevant Theratase Option leaves a negative figure, the requisite number of New BBI Shares equivalent to the shortfall will be sold on behalf of BBI; or

(ii)           66 pence less the exercise price of the relevant Theratase Option.

Fractional entitlements of New BBI Shares will not be issued to Theratase Optionholders but will be aggregated and sold in the market for the benefit of BBI. If the Theratase Optionholder agrees to BBI’s offer in either of these terms, his Theratase Options shall be cancelled.

(b)           Non acceptance of the separate proposal by BBI to Theratase Optionholders and subsequent exercise of Theratase Options by Theratase Optionholders

Theratase Optionholders will, to the extent that their Theratase Options are not already exercisable, generally become entitled to exercise all their options when the Scheme is sanctioned by the Court, subject to the rules of the relevant Theratase Share Option Scheme. However, on exercise, any Theratase Shares allotted will automatically be exchanged for New BBI Shares and cash on the same terms as under the Scheme, but, for the avoidance of doubt, this shall not include any amount in respect of the Special Dividend, in accordance with the Theratase Articles (as amended by the Scheme Resolutions, details of which are set out in the notice of the Theratase Extraordinary General Meeting at the end of this document).

(c)           Non acceptance of the separate proposal by BBI to Theratase Optionholders and failure by Theratase Optionholders to exercise Theratase Options before they lapse

In the event that any Theratase Optionholders do not accept the separate proposal by BBI and do not exercise their Theratase Options in the time period following the Scheme Effective Date for exercising their Theratase Options as set out in the rules of the relevant Theratase Share Option Scheme, their Theratase Options will lapse and cease to be capable of exercise.

12.    Financing

The Cash Consideration will be funded by a combination of equity and debt funding.

The equity funding will be provided by Inverness Medical Switzerland GmbH, part of the IMI Group, through the Convertible Loan Agreement. Further to the conversion of the Convertible Loan Agreement, IMI will be interested in 5,208,333 BBI Shares, being approximately 12.2 per cent. of the issued ordinary share capital of BBI. In addition, as announced on 21 June 2005, BBI negotiated further access to lateral flow patents held by IMI. In consideration for the access to these patents, BBI granted IMI an option to purchase up to 5,332,285 BBI Shares at a fixed price of £1.00 per BBI Share at any time until 21 June 2010. If IMI were to exercise this option, they would be interested in 22.0 per cent. of BBI’s issued share capital as enlarged by the exercise of this option.

The debt funding will be provided by Barclays Bank Plc.

Teather and Greenwood Limited is satisfied that sufficient financial resources are available to BBI to satisfy the Cash Consideration payable by BBI pursuant to the Scheme.

13. De-listing

The London Stock Exchange will be requested to suspend the trading in Theratase Shares on its market for listed securities with effect from the close of business on the Business Day immediately prior to the Scheme Effective Date and the UK Listing Authority will be requested to cancel the listing of Theratase Shares from the Official List with effect from 8.00 a.m. on the day after the Scheme Effective Date. The last day of dealings in Theratase Shares on the London Stock Exchange is expected to be 14 May 2007 (being the Business Day immediately prior to the Scheme Effective Date) and no transfers of Theratase Shares will be registered after 6.00 p.m. on that date. On the Scheme Effective Date, share certificates in respect of Theratase Shares will cease to be valid and should, if so requested by the London Stock Exchange or Theratase, be sent to Theratase. In addition, entitlements to Theratase Shares held within the CREST system will be cancelled on the Scheme Effective Date.

14. United Kingdom Taxation

The following paragraphs summarise certain limited aspects of the United Kingdom taxation consequences of the implementation of the Acquisition and are intended as a general guide for shareholders beneficially holding Theratase Shares as investments. They are based on United Kingdom law as presently in force and currently published United Kingdom HMRC practice. They assume, save where specifically mentioned, that the relevant Theratase Shareholder is resident, and if an individual, ordinarily resident in the United Kingdom for United Kingdom taxation purposes and is not a share dealer or charity or other person with special tax status or claiming special tax reliefs or treatment. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

(a)     UK taxation of chargeable gains

Liability to UK taxation of chargeable gains (“CGT”) will depend on the individual circumstances of the Theratase Shareholder.

A Theratase Shareholder who (either alone or together with connected persons) does not hold more than five per cent. of the shares, or any class of shares, in Theratase should not be treated as having made a disposal of his or her Theratase Scheme Shares for the purposes of CGT to the extent that he or she receives New BBI Shares in exchange for his or her Theratase Scheme Shares under the Proposal. Any gain or loss which would otherwise have arisen on a disposal of his or her Theratase Scheme Shares will be “rolled-over” into the New BBI Shares, and the New BBI Shares will be treated as the same asset as his or her Theratase Scheme Shares acquired at the same time and for the same consideration as he or she acquired their Theratase Scheme Shares. To the extent that the Theratase Shareholder receives cash under the Proposal, it will constitute a disposal or part disposal of Theratase Scheme Shares for the purposes of CGT which may, depending on the Theratase Shareholder’s individual circumstances (including the availability of exemptions and allowable losses) give rise to a liability to CGT. Any gain will be calculated by reference to the base cost of the Theratase Scheme Shares including, for individuals or other non-corporate shareholders, indexation allowable (but not so as to create a loss) up to April 1998. In respect of the period thereafter, for such individual or non-corporate shareholders, some taper relief may also be available to reduce the amount of the chargeable gain.

Any Theratase Shareholder who (either alone or together with connected persons) holds more than five per cent. of the shares, or any class of shares, in or debentures of Theratase is advised that application for clearance has been made to HMRC under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Acquisition and, accordingly, if clearance is granted, any such Theratase Shareholder should be treated in the manner described in the preceding paragraph.

A subsequent disposal of New BBI Shares by a shareholder who is resident or, if an individual, ordinarily resident in the UK for taxation purposes may, depending on the shareholder’s circumstances, and subject to any available exemption or relief, give rise to a chargeable gain or an allowable loss for the purposes of CGT.

A disposal of New BBI Shares by a shareholder not resident in the United Kingdom which carries on a trade or, for non-corporate shareholders, a profession or vocation in the UK through, in the case of non-corporate shareholders, a branch or agency or through, in the case of corporate shareholders, a permanent establishment, and who has used the New BBI Shares in or for the purposes of such trade or, for non-corporate shareholders, a profession or vocation or who has used, held or acquired the New BBI Shares for the purposes of such branch or agency or permanent establishment may, depending on the shareholder’s circumstances, and subject to any available exemption or relief, give rise to the chargeable gain or any allowable loss for the purposes of CGT.

(b)     Taxation of Theratase dividends and dividends on New BBI Shares

No tax is withheld from dividends paid by Theratase or BBI.

Individuals resident in the UK for taxation purposes are generally liable to income tax on the aggregate amount of any net dividend actually received and a tax credit equal to 10 per cent. of the gross dividend (or one-ninth of the net dividend actually received). For example, on a net dividend actually received of £90, the tax credit would be £10, and UK resident individuals would be liable to income tax on £100. No further income tax is payable in respect of the dividend by UK resident individuals who are not liable to income tax at the higher rate (currently 40 per cent.) as the tax credit satisfies such individuals’ tax liability. UK resident individuals who are subject to tax at the higher rate are subject to tax on dividends at the rate applicable to dividends (currently 32.5 per cent., of the gross dividend) but are entitled to offset the 10 per cent. tax credit against such liability. For example, on a net dividend actually received of £90 such a taxpayer would have to pay additional tax of £22.50 (representing 32.5 per cent. of the gross dividend less the 10 per cent. credit). For this purpose, dividends are treated as the top slice of an individual’s income.

No repayment of the tax credit in respect of dividends can be claimed by a UK resident shareholder.

UK resident corporate shareholders (other than dealers and certain insurance companies) are not generally liable to corporation tax or income tax in respect of dividends.

Non-UK resident shareholders are not generally entitled to claim the benefit of any part of the tax credit, subject to certain specific exemptions. Non-UK resident shareholders may also be subject to tax on dividend income under any law to which they are subject outside the UK. Such shareholders should consult their own tax advisers concerning their tax liabilities.

(c)     Other direct tax matters

Special tax provisions may apply to shareholders who have acquired Theratase Shares by exercising options or other rights, or on the vesting of rights, under the Theratase Share Option Schemes. Such provisions may impose a charge to income tax when an option is exercised or the rights vest.

Theratase Shareholders should note that under section 703 of the Income and Corporation Taxes Act 1988 (“Section 703”), HMRC may by notice seek to counteract any tax advantage received by a shareholder as a result of a transaction in securities. Application has been made to HMRC for clearance, under section 707 of the Income and Corporation Taxes Act 1988, and if clearance is granted no notice under Section 703 will be issued by HMRC in respect of the transactions described in this document.

(d)     Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT will be payable by Theratase Shareholders as a result of accepting the Proposal.

The above statements are intended as a general guide to the current law and practice in the UK. They assume that Theratase Shareholders do not hold their Theratase Scheme Shares and will not hold their New BBI Shares in a depositary receipt scheme or a clearance services scheme. If you are in any doubt as to your tax position, you should consult your independent professional adviser immediately.

15.    Overseas Shareholders

If the issue of New BBI Shares to shareholders resident outside the UK is, in the jurisdictions in which they are resident, either unlawful or would or may require BBI to obtain or observe any governmental or other consent or any registration, filing or other formality (including ongoing requirements) with which BBI is unable to comply or which BBI regards as unduly onerous, BBI will not issue certificates for New BBI Shares to such shareholders but, instead, will either issue the New BBI Shares to a nominee appointed by BBI on behalf of such shareholders on the terms that the nominee shall sell the New BBI Shares so issued and remit the cash proceeds of the sale to such overseas shareholders or issue the New BBI Shares and sell them on behalf of such overseas shareholders with the proceeds being remitted to such overseas shareholders.

The distribution of this document, the separate proposal letters to the Theratase Optionholders, the Forms of Proxy and the AIM Admission Document in jurisdictions other than the United Kingdom may be restricted by law. Persons who are not resident in the United Kingdom should inform themselves about and observe any applicable requirements. It is the responsibility of overseas shareholders to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith including the obtaining of any governmental exchange control or other consents which may be required or the compliance with other necessary formalities which are required to be observed and the payment of any issue, transfer or other taxes due in such jurisdiction.

This document has been prepared for the purposes of complying with English law and the City Code and the information disclosed may be different from that which would have been disclosed if this document had been prepared in accordance with the laws of jurisdictions outside the United Kingdom.

The New BBI Shares have not been and will not be registered under the US Securities Act nor any jurisdiction of the United States, nor have the relevant clearances been, nor will they be, obtained from the Securities Commission of any province or territory of Canada, nor has any prospectus in relation to the New BBI Shares been lodged with, or registered by, the Australian Securities & Investments Commission nor any securities authority in Japan. Accordingly, unless an exemption under any such act or relevant securities law is available, the New BBI Shares may not be offered, sold, re-sold or delivered, directly or indirectly, into or from the United States, Canada, Australia or Japan. All holders of Theratase Shares or BBI Shareholders (including without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and its accompanying documents to any jurisdiction outside the United Kingdom, should seek appropriate authority before taking any action.

Should BBI issue any New BBI Shares to a US Person pursuant to the Scheme, such shares will be issued in reliance upon the exemption from the registration requirements of the US Securities Act provided by Section 3(a)(10) thereof and, as a consequence, will not be registered thereunder or under the securities laws of any state or other jurisdiction of the United States. For the purposes of qualifying for the exemption from the registration requirements of the US Securities Act (as described above), BBI and Theratase will advise the Court that its sanctioning of the Scheme will be relied upon by BBI and Theratase as an approval of the Scheme following a hearing on its fairness to Theratase Shareholders at which hearing all such holders are entitled to attend in person or through counsel to support or oppose the sanctioning of the Scheme and with respect to which notification has been given to all such holders. BBI will not register the New BBI Shares under the Securities and Exchange Act of 1934, and thus will not be required following the completion of the Scheme to file any reports with the US Securities and Exchange Commission.

16.    Settlement, Admission and Dealings

Settlement

Settlement of the consideration to which any Theratase Shareholder is entitled under the Scheme will be implemented in full in accordance with the terms of the Scheme free of any liens, right of set off, counterclaims or other analogous rights to which BBI may otherwise be, or claim to be, entitled against such Theratase Shareholder.

Applications will be made to the London Stock Exchange for the New BBI Shares to be admitted to AIM. It is expected that Admission will become effective and that dealings on AIM, for normal settlement, will commence on the Business Day after the Scheme Effective Date.

Subject to the Scheme becoming effective, currently expected to take place on 16 May 2007,(and except as provided in paragraph 15 above in relation to overseas shareholders), settlement of the consideration to which any Theratase Shareholder is entitled under the Scheme will be effected in the following manner:

(a)     New BBI Shares

(i)      Theratase Scheme Shares in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in uncertificated form, the New BBI Shares to which such Theratase Shareholder is entitled will be issued to such person in uncertificated form through CREST. BBI shall procure that CRESTCo is instructed to credit the appropriate stock account in CREST of such Theratase Shareholder with such shareholder’s entitlement to New BBI Shares at the commencement of dealings in the New BBI Shares.

BBI reserves the right to issue New BBI Shares in certificated form in the manner referred to below if, for any reason, it wishes to do so.

(ii)     Theratase Scheme Shares in certificated form

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in certificated form, such Theratase Scheme Shares will be cancelled and therefore share certificates for all such Theratase Scheme Shares will cease to be valid and should be destroyed. The New BBI Shares to which such Theratase Shareholder is entitled will be issued in certificated form. Definitive certificates for New BBI Shares will be despatched by first-class post (or by such other method as may be approved by the Panel) to Theratase Shareholders within 14 days of the Scheme Effective Date to the address appearing on the register of members of Theratase (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding).

Temporary documents of title will not be issued pending the despatch by post of new definitive share certificates. Holders wishing to register transfers of New BBI Shares prior to the issue of the new share certificates will be required to produce their existing certificates for BBI Shares to BBI’s registrars. On the issue of definitive share certificates for the New BBI Shares, the certificates for the old Theratase Shares will cease to be of value. Every holder of Theratase Scheme Shares who has not already produced his or her existing certificate(s) to BBI’s registrars will be bound, on the request of Theratase, to deliver up to Theratase, or to any person appointed by Theratase, the existing certificate(s) for cancellation. Existing BBI share certificates will continue to be valid.

(b)     Cash Consideration

(i)      Theratase Scheme Shares held in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in uncertificated form, they will receive any Cash Consideration to which they are entitled through CREST by BBI procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant Theratase Shareholder holds such uncertificated shares in respect of the Cash Consideration due to them.

BBI reserves the right to settle all or any part of the Cash Consideration, for all or any Theratase Shareholders, in a manner described in the paragraph below, if for any reason it wishes to do so.

(ii)     Theratase Scheme Shares held in certificated form

Cheques drawn on a branch of a UK clearing bank for Cash Consideration due under the Scheme in respect of Theratase Scheme Shares held at the Scheme Record Time in certificated form are expected to be despatched to each holder of such Theratase Scheme Shares by first-class post (or by such other method as may be approved by the Panel) to the address appearing in the register of members of Theratase at the Scheme Record Time or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned within 14 days after the Scheme Effective Date.

General

All documents and remittances sent to Theratase Shareholders will be despatched at their own risk.

All mandates, instructions and other instruments in force relating to holdings in Theratase Scheme Shares will, unless and until amended or revoked, continue in force and be deemed by BBI as from the Scheme Effective Date to be a valid and effective mandate or instruction to BBI in respect of New BBI Shares. If a Theratase Shareholder holds existing BBI Shares, the mandates, instructions and instruments in force for BBI Shares shall supersede the mandates, instructions and instruments of the Theratase Scheme Shares.

17. Action to be taken by Theratase Shareholders

The Acquisition and Scheme will require approval of holders of Theratase Shares at the Theratase Court Meeting to be held at the offices of KBC Peel Hunt, 111 Old Broad Street, London EC2N 1PH at 10:30 a.m. on 25 April 2007. Implementation of the Acquisition and Scheme will also require the passing of the special resolution of holders of Theratase Shares to be proposed at the Theratase Extraordinary General Meeting to be held on the same date and same place as the Theratase Court Meeting at 10:40 a.m. (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned) and the subsequent sanction of the Court. If the Scheme becomes effective, it will be binding on Theratase Shareholders, including any Theratase Shareholders who did not vote to approve the Scheme.

You will find enclosed with this document:

•        a blue pre-paid Form of Proxy for use in respect of the Theratase Court Meeting at 10:30 a.m. on 25 April 2007; and

•        a white reply-paid Form of Proxy for use in respect of the Theratase Extraordinary General Meeting at 10:40 a.m. on 25 April 2007.

Whether or not you plan to attend both or either of the Meetings, please complete the enclosed Forms of Proxy and return them in accordance with the instructions printed thereon as soon as possible, but in any event, so as to be received by post or, during normal business hours, by hand, to Theratase’s Registrars by 10.00 a.m. on 23 April 2007 in the case of the Theratase Court Meeting and by 10.30 a.m. on 23 April 2007 in the case of the Theratase Extraordinary General Meeting. If the blue Form of Proxy for use at the Theratase Court Meeting is not lodged by 10.00 a.m. on 23 April 2007, it may be handed to Theratase’s Registrars on behalf of the Chairman at the Theratase Court Meeting before the taking of the poll. However, in the case of the Theratase Extraordinary General Meeting, unless the white Form of Proxy is lodged so as to be received by 10.30 a.m. on 23 April 2007, it will be invalid. The completion and return of a Form of Proxy will not prevent you from attending and voting at either the Theratase Court Meeting or the Theratase Extraordinary General Meeting, or any adjournment thereof, in person if you wish to do so.

It is important that, for the Theratase Court Meeting, as many votes as possible are cast so that the Court may be satisfied that there is a fair and reasonable representation of the opinion of holders of Theratase Shares. You are therefore strongly urged to sign and return your Forms of Proxy as soon as possible.

Help line

If you have any questions relating to this document or the completion and return of the Forms of Proxy, please call Theratase’s Registrars on 0870 162 3100 (or, if calling from outside the UK 44 (0)870 162 3100 between 9.00 a.m. and 5.00 p.m.(London time)), Monday to Friday. Please note, however, that Theratase’s Registrars can give no advice in relation to the Acquisition.

Actions to be taken by holders of Theratase Shares who are also Theratase Optionholders can be found in the separate proposal letter(s) sent to the Theratase Optionholders.

Actions to be taken by holders of Theratase Shares who are also BBI Shareholders can be found in the AIM Admission Document.

18.    Further Information

The terms of the Scheme are set out in full in Part VI of this document. Further information regarding the BBI Group is set out in Part I and Part IV to this document. Your attention is particularly drawn to the financial information on Theratase and BBI contained in the AIM Admission Document. Particulars of documents available for inspection are given in paragraph 12 of Part V to this document. Your attention is also drawn to Part III (Conditions to the Acquisition and implementation of the Scheme) and to the notices of the Theratase Court Meeting and the Theratase Extraordinary General Meeting, which form part of this document.

Yours faithfully,

KBC Peel Hunt Ltd

PART III

CONDITIONS TO THE ACQUISITION AND IMPLEMENTATION OF THE SCHEME

The Acquisition is conditional upon the Scheme becoming unconditional and becoming effective by not later than 15 May 2007 or such later date as, subject to the City Code, BBI and Theratase may agree and (if required) the Court may allow.

1.       The Scheme is conditional upon:

(a)     the approval of the Scheme by a majority in number representing not less than 75 per cent. in value of the holders of Theratase Shares, present and voting, either in person or by proxy, at the Theratase Court Meeting (or any adjournment of that meeting);

(b)     the resolutions required to approve and implement the Scheme being duly passed by the requisite majority at the Theratase Extraordinary General Meeting (or any adjournment of that meeting);

(c)     the resolutions required to approve and implement the Acquisition being duly passed by the requisite majority at the BBI EGM (or any adjournment of that meeting);

(d)     conditions precedent to the Financing Facilities being satisfied in full (or waived, as the case may be);

(e)     the sanction (with or without modification, such modification being acceptable to both Theratase and BBI) of the Scheme and confirmation of the reduction of capital by the Court being obtained, an office copy of the Court Order being delivered to the Registrar of Companies in England and Wales and, in relation to the reduction of capital, being registered by the Registrar of Companies in England and Wales; and

(f)      Admission of the existing BBI Shares and New BBI Shares occurring in accordance with the AIM Rules or (if BBI so determines and subject to the consent of the Panel) the London Stock Exchange agreeing to admit the New BBI Shares to trading on AIM subject only to the allotment of such shares.

2.       BBI and Theratase have agreed that, subject as stated below, the Scheme is also conditional upon, and accordingly the necessary actions to make the Scheme become effective will only be taken on, the satisfaction or waiver of the following Conditions:

(a)     no government or governmental, quasi-governmental, supranational, statutory or regulatory body, institution, association or agency (including any trade agency) or any court or other body (including any professional or environmental body) or person in any relevant jurisdiction (a “Relevant Authority”) having decided to take, institute, implement or threaten or having announced its intention to institute or implement any action, proceedings, suit, investigation, enquiry or reference or enacted, made or proposed any statute, regulation, order or decision that would or might be reasonably expected to:

(i)      make the Proposal, its implementation, or the acquisition or the proposed acquisition of any shares in, or control of Theratase, by any member of the BBI Group void, unenforceable or illegal under the laws of any jurisdiction or directly or indirectly restrain, restrict, prohibit, frustrate or otherwise materially delay or interfere with the implementation of, or impose additional material conditions or obligations with respect to, or otherwise in a material way challenge, the Proposal, or the proposed acquisition of any shares in, or control of, Theratase by BBI;

(ii)     require, prevent or delay the divestiture (or alter the terms of any proposed divestiture) by the Theratase Group of all or any material part of their respective businesses, assets or properties or of any Theratase Shares or other securities in Theratase or (except in relation to limitations which apply generally to entities conducting similar businesses) impose any material limitation on their ability to conduct all or any part of their respective businesses and to own any of their respective assets or properties in each case to an extent which is material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(iii)    impose any material limitation on or result in any delay in the ability of any member of the BBI Group or any member of the Theratase Group to acquire or hold or to exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any member of the Theratase Group or on the ability of any member of the Theratase Group to hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities in, or to exercise management control over, any other member of the Theratase Group in each case to an extent which is material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(iv)    except as required pursuant to the Acquisition, require any member of the BBI Group or the Theratase Group to offer to acquire any shares or other securities in any member of the Theratase Group or any other asset owned by any third party (in each case other than the implementation of the Proposal) where such acquisition would be material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole;

(v)     impose any limitation on the ability of any member of the BBI Group or the Theratase Group to integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of the BBI Group and/or the Theratase Group;

(vi)    result in any member of the BBI Group or of the Theratase Group ceasing to be able to carry on business under any name under which it presently does so, where such a result would be material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole; or

(vii)   otherwise materially and adversely affect any or all of the businesses, assets, financial or trading position or profits or prospects of any member of the BBI Group or of the Theratase Group to an extent which is adverse to and material in the context of the BBI Group taken as a whole or, as the case may be, the Theratase Group taken as a whole, and all applicable waiting and other time periods during which any such Relevant Authority could institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

(b)     all necessary filings or applications in connection with the Acquisition or its implementation having been made and all appropriate waiting and other time periods (including extensions of such periods) under any applicable legislation or regulation of any jurisdiction having expired, lapsed or been terminated in each case in respect of the acquisition of any shares in, or control of, Theratase by BBI;

(c)     all material authorisations, orders, grants, recognitions, confirmations, licences, consents, clearances, permissions and approvals (“authorisations”) which BBI or Theratase reasonably deem necessary or appropriate in any jurisdiction for or in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of, Theratase or any member of the Theratase Group by BBI or any member of the BBI Group or the issue of the New BBI Shares or any matters arising from such issue being obtained in terms and in a form reasonably satisfactory to BBI and Theratase from appropriate Relevant Authorities (in each case where the absence of such authorisation could reasonably be expected by BBI and Theratase to have a material adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) and such authorisations together with all authorisations necessary or appropriate for any member of the Theratase Group to carry on its business (where such business is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole and where the absence of such authorisations would have a material and adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) remaining in full force and effect and no intimation of any intention to revoke, withdraw, suspend, restrict, withhold or modify or not to renew any of them having been made under the laws or regulations of any jurisdiction (in each case to an extent which would have a material and adverse effect on the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) and all necessary statutory or regulatory obligations in any jurisdiction in respect of the Scheme and the proposed acquisition of any shares or securities in, or control of Theratase or any matters arising from such acquisition having been complied with in all material respects;

(d)     save as Disclosed by BBI or Disclosed by Theratase (as the case may be), there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Theratase Group or BBI Group is a party or by or to which any such member or any of its material assets may be bound or be subject which, as a result of the making or implementation of the Scheme or the proposed acquisition by any member of the BBI Group of any shares or securities in Theratase or because of a change in the control or management of Theratase or any member of the Theratase Group or otherwise, could or might reasonably be expected to result in (in each case to an extent which is material and adverse in the context of the Theratase Group taken as a whole or, as the case may be, BBI Group taken as a whole):

(i)      any moneys borrowed by or any indebtedness (actual or contingent) of, or grant available to, any member of the Theratase Group or BBI Group becoming repayable or capable of being declared repayable immediately or earlier than the stated repayment date or the ability of such member to borrow monies or incur any indebtedness being withdrawn or inhibited or adversely affected;

(ii)     the creation of any mortgage, charge or other security interest over the whole or any substantial part of the business, property or assets of any member of the Theratase Group or BBI Group or any such security interest (whether existing or having arisen) becoming enforceable;

(iii)    any such arrangement, agreement, licence, permit, franchise or other instrument, or any right, interest, liability or obligation of any member of the Theratase Group or BBI Group under any such arrangement, agreement, licence, permit, franchise or other instrument being terminated or adversely modified or affected or any onerous obligation or liability arising adverse action being taken or arising under any such arrangement, agreement, licence, permit, franchise or other instrument;

(iv)    the interests or business of any member of the Theratase Group or BBI Group in or with any other person, firm or company (or any arrangements relating to such interest or business) being terminated or materially and adversely affected;

(v)     any member of the Theratase Group or BBI Group ceasing to be able to carry on business under any name under which it presently does so;

(vi)    any assets or interest of any member of the Theratase Group or BBI Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged otherwise than in the ordinary course of business; or

(vii)   the value of any member of the Theratase Group or BBI Group or its financial or trading position or prospects being prejudiced or adversely affected,

and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Theratase Group or BBI Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected to result in any events or circumstances as are referred to in sub-paragraphs (i) to (vii) of this paragraph (d) in any case where such result would be material and adverse in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(e)     save as Disclosed by Theratase or Disclosed by BBI (as the case may be), no member of the Theratase Group having since 30 September 2006 (being the date to which the latest audited consolidated reports and accounts of the Theratase Group were made up) and no member of the BBI Group having since 31 March 2006 (being the date to which the latest audited consolidated reports and accounts of the BBI Group were made up), to an extent which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole:

(i)      issued or agreed to issue or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities (save for the grant of Theratase Share Option Schemes or BBI Share Schemes), or the issue of Theratase Shares or BBI Shares on the exercise of Theratase Share Option Schemes or BBI Share Schemes (as the case may be), pursuant to the terms of the Theratase Share Option Schemes or BBI Share Schemes (as the case may be));

(ii)     recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution, whether payable in cash or otherwise, other than a distribution by any wholly-owned subsidiary of Theratase or, as the case may be, BBI;

(iii)    (save as between wholly-owned subsidiaries of Theratase or, as the case may be) BBI merged or demerged with any body corporate or, otherwise than in the ordinary course of business, acquired or disposed of, or transferred, mortgaged or charged or created any security interest over, any assets or any right, title or interest in any asset (including shares), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest;

(iv)    redeemed, purchased or reduced or announced any proposal to redeem, purchase or reduce any of its own shares or other securities or made, authorised or proposed or announced its intention to propose any change in its share or loan capital;

(v)     issued, authorised or proposed the issue of any debentures or (other than in the ordinary course of business) incurred or increased any indebtedness or contingent liability;

(vi)    entered into, varied or terminated, or authorised, proposed or announced its intention to enter into, vary or terminate any arrangement, contract or commitment (whether in respect of capital expenditure or otherwise), other than in the ordinary course of business, which is of a long term, onerous or unusual nature or magnitude or which involves or could involve an obligation of a nature or magnitude which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(vii)   entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any service contract or other agreement with any director or senior executive of Theratase or, as the case may be, BBI;

(viii)  implemented, authorised or proposed the entry into of, or announced its intention to implement or enter into, any contract, transaction, reconstruction, amalgamation, commitment, scheme or other arrangement otherwise than in the ordinary course of business;

(ix)    taken any corporate action or (to an extent which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole) had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, manager, administrator, administrative receiver, trustee, provisional liquidator, liquidator or similar officer in respect of all or any of its assets and revenues or any analogous proceedings or steps in any jurisdiction having been taken or for the appointment of any analogous person in any jurisdiction to have occurred;

(x)     waived or compromised any claim, other than in the ordinary course of business, which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(xi)    made or agreed or consented to any change to the terms of the trust deeds constituting the pension schemes established for its directors and/or employees and/ or their dependants or to the benefits which accrue, or to the pensions which are payable under such schemes, or to the basis on which qualification for or accrual or entitlement to such benefits or pensions are calculated or determined or to the basis upon which the liabilities (including pensions) of such pension schemes are funded, or made or agreed or consented to any change to the trustees, in each case which is material in the context or the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(xii)   made any amendment to its memorandum or articles of association;

(xiii)  entered into any contract, transaction or arrangement which is or may be materially restrictive on the business of any member of the Theratase Group or, as the case may be, the BBI Group other than of a nature and to an extent which is not unusual in the context of the business concerned;

(xiv)  been unable or admitted in writing that it is unable to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business; or

(xv)   entered into any contract, commitment or arrangement or passed any resolution in general meeting with respect to, or proposed or announced any intention to effect or propose, any of the transactions, matters or events referred to in this paragraph (e);

(f)      save as Disclosed by Theratase, since 30 September 2006 (being the date to which the latest audited consolidated reports and accounts of the Theratase Group were made up):

(i)      no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the Theratase Group having occurred which is material in the context of the Theratase Group taken as a whole;

(ii)     no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the Theratase Group or to which any member of the Theratase Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the Theratase Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the Theratase Group in any such case which would or might reasonably be expected materially and adversely to affect the Theratase Group taken as a whole; and

(iii)    no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the Theratase Group taken as a whole;

(g)     save as Disclosed by BBI, since 31 March 2006 (being the last date to which the latest audited consolidated reports and accounts of the BBI Group were made up):

(i)      no adverse change, and no other circumstance which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the BBI Group having occurred which is material in the context of the BBI Group taken as a whole;

(ii)     no litigation, arbitration, prosecution or other legal proceedings having been threatened, announced, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group or to which any member of the BBI Group is or may be a party (whether as plaintiff or defendant or otherwise) and no investigation by any Relevant Authority or other investigative body against or in respect of any member of the BBI Group having been threatened, announced, implemented, instituted or become pending and remaining outstanding by, against or in respect of any member of the BBI Group in any such case which would or might reasonably be expected materially and adversely to affect the BBI Group taken as a whole; and

(iii      no contingent or other liability having arisen or having been incurred which might be reasonably expected materially and adversely to affect any member of the BBI Group taken as a whole;

(h)     BBI not having discovered regarding the Theratase Group and Theratase not having discovered regarding the BBI Group:

(i)      any financial, business or other information in relation to circumstances existing prior to the Announcement Date which is material in the context of the Proposal and which has not been Disclosed by Theratase or Disclosed by BBI to the other prior to such date;

(ii)     any financial, business or other information concerning any member of the Theratase Group or, as the case may be, the BBI Group publicly disclosed at any time by any member of the Theratase Group or, as the case may be, the BBI Group is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make such information not misleading which in any case is material and adverse to the financial or trading position of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole and such information has not been corrected by a subsequent announcement to a Regulatory Information Service by or on behalf of any member of the Theratase Group or, as the case may be, the BBI Group;

(iii)    any member of the Theratase Group or, as the case may be, the BBI Group is subject to any liability, contingent or otherwise, which is not disclosed in the annual report and accounts of Theratase for the year ended 30 September 2005 or the annual report and financial statements of results of Theratase for the year ended 30 September 2006 or the annual report and accounts of BBI for the year ended 31 March 2006 or the interim financial statements of BBI for the six months ended 30 September 2006 and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole;

(iv)    any past or present member of the Theratase Group or, as the case may be, the BBI Group has failed to comply with any applicable legislation or regulations of any jurisdiction with regard to the disposal, discharge, spillage, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters, or that there has otherwise been any such disposal, spillage, release, discharge, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and wherever the same may have taken place), any of which would be reasonably likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Theratase Group or, as the case may be, the BBI Group and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole; or

(v)     there is or is reasonably likely to be any liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the Theratase Group or, as the case may be, the BBI Group or in which any such member may now or previously had an interest under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise and which is material in the context of the Theratase Group taken as a whole or, as the case may be, the BBI Group taken as a whole.

3.       The Acquisition will lapse and the Scheme will not proceed if, before the date of the Theratase Court Meeting, following investigation by the UK Office of Fair Trading there is a reference of the Acquisition, or any part of it, to the UK Competition Commission (as established under section 45 of the Competition Act 1998, as amended).

4.       BBI reserves the right to elect to implement the Acquisition by way of a takeover offer. In such event, such offer will be implemented on the same terms subject to appropriate amendments, including (without limitation) an acceptance condition set at ninety per cent. of the Theratase Shares to which such offer relates, so far as applicable, as those which would apply to the Scheme.

5.       BBI and Theratase, acting together, reserve the right to waive all or any of the conditions contained in paragraphs 2(a), (b) and (c), in whole or in part. BBI reserves the right to waive all or any of the conditions in paragraphs 2(d), (e), (f) and (h) so far as they relate to the Theratase Group, in whole or in part. Theratase reserves the right to waive all or any of the conditions in paragraphs 2(d), (e), (g) and (h) so far as they relate to the BBI Group, in whole or in part.

6.       BBI shall be under no obligation to waive or treat as satisfied, and Theratase shall be under no obligation to waive or treat as satisfied any of the Conditions in paragraph 2 by a date earlier than the latest date for satisfaction thereof, notwithstanding that the other Conditions of the Acquisition may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of the Conditions may not be capable of fulfilment.

7.       If BBI is required by the Panel to make an offer for Theratase Shares under the provisions of Rule 9 of the City Code, BBI may make such alterations to any of the above Conditions as are necessary to comply with the provisions of that Rule.

8.       The Acquisition and the Scheme are governed by English law and are subject to the jurisdiction of the English Courts.

PART IV

FINANCIAL EFFECTS OF THE IMPLEMENTATION OF THE SCHEME

The following table shows, for illustrative purposes only and on the bases and assumptions set out in the notes below, the financial effects of the Proposal on capital value and gross income for a holder of 1,000 Theratase Shares if the Scheme becomes effective in accordance with its terms.

Based on Closing Price of
Theratase Share on
			12 December	30 March
	Note		2006	2007
a) Capital Value
Value of 292 New BBI Shares to be
issued for 1,000 Theratase Shares	(i	)	44,238.00p	42,778.00p
Cash Consideration for 1,000 Theratase Shares			21,000.00p	21,000.00p
Special Dividend due for 1,000 Theratase Shares			2,000.00p	2,000.00p
Total capital value			67,238.00p	65,778.00p
Market value of 1,000 Theratase Shares	(ii	)	60,000,00p	61,500.00p
Increase in capital value			7,238.00p	4,278.00p
This represents an increase of approximately			10.8 per cent.	7.0 per cent.

b) Gross income
Gross income from Cash Consideration	(iii	)	1,120.67p	1,120.67p
Gross income from Special Dividend	(iv	)	106.73p	106.73p
Gross income from 292 New BBI Shares	(v	)	146.00p	146.00p
Gross income from 1,000 Theratase Shares	(vi	)	1,000.00p	1,000.00p
Increase in gross income			1,373.40p	1,373.40p
This represents an increase of approximately			37.3 per cent.	37.3 per cent.

(i)      Based on the Closing Prices of 151.5p per BBI Share on 12 December 2006 (the last Business Day before Theratase entered into the Offer Period) and of 146.5p per BBI Share on 30 March 2007 (the last Business Day before the posting of this document).

(ii)     Based on the Closing Price of 60p per Theratase Share on 12 December 2006 (the last Business Day before Theratase entered into the Offer Period) and of 61.5p per Theratase Share on 30 March 2007 (the last Business Day before the posting of this document).

(iii)    The gross income from Cash Consideration is calculated on the assumption that the cash is reinvested to yield approximately 5.34 per cent. per annum, being the gross redemption yield on UK Government securities with maturity between 0 and 5 years, as quoted at the end of the Business Day by Bloomberg on 30 March 2007, the last practicable date prior to the posting of this document.

(iv)    The gross income from the Special Dividend is calculated on the assumption that the cash is reinvested to yield approximately 5.34 per cent. per annum, being the gross redemption yield on UK Government securities with maturity between 0 and 5 years, as quoted at the end of the Business Day by Bloomberg on 30 March 2007, the last practicable date prior to the posting of this document.

(v)     The gross income from 292 New BBI Shares is based on the dividends of 0.5p pence per BBI Share, being the value of the maiden dividend per BBI Share announced on 24 July 2006.

(vi)    The gross income from 1,000 Theratase Shares is based on aggregate dividends of 1.0 pence per Theratase Share, being the aggregate of the interim and final dividend paid per Theratase Share for the year ended 30 September 2006.

(vii)   No account has been taken of any liability to taxation.

PART V

ADDITIONAL INFORMATION

1.       Responsibility

(i)      The Theratase Directors, whose names and business addresses are set out in paragraph 2(i) of this Part V, accept responsibility for the information contained in this document other than that relating to BBI, the BBI Directors and members of their immediate families and related trusts and controlled companies for which the BBI Directors accept responsibility. To the best of the knowledge and belief of the Theratase Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

(ii)     The BBI Directors, whose names and business addresses are set out in paragraph 2(ii) of this Part V, accept responsibility for the information contained in this document in so far as it relates to the BBI Group, the BBI Directors and members of their immediate families and related trusts and controlled companies. Subject as aforesaid, to the best of the knowledge and belief of the BBI Directors (who have taken all reasonable care to ensure that such is the case) such information contained in this document for which they take responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.       Directors

(i)      The Theratase Directors and their functions are as follows:

Name	Function

Philip Percival	Non Executive Chairman
John Chesham	Chief Executive
Colin Anderson	Finance Director
Jacobus de Kock	Executive Director
Alan Aikman	Non Executive Director

The business address of each of the Theratase Directors is Trafalgar House,11/12 Waterloo Place, London SW1Y 4AU.

(ii)     The BBI Directors and their functions are as follows:

Name	Function

David Eric Evans	Non-Executive Chairman
Julian Huw Baines	Chief Executive
Richard Lewis Lamotte	Executive Director
Kevin William Wilson	Non Executive Director
Jonathan David Leigh Gregory	Non Executive Director

The business address of each of the BBI Directors is Golden Gate, Ty Glas Avenue, Llanishen, Cardiff CF14 5DX.

3.       Market quotations

The following table sets out the Closing Price for Theratase Shares and BBI Shares (as derived from the Daily Official List and AIM respectively) on the first dealing day in each of the six calendar months prior to 30 March 2007 (being the latest practicable date prior to the publication of this document), on 12 December 2006 (being the last dealing day prior to the commencement of the Offer Period) and on 30 March 2007 (being the latest practicable date prior to the publication of this document):

	Closing Price of	Closing Price of
	Theratase Share	BBI Share
Date	(pence)	(pence)
2 October 2006	48.50	144.50
1 November 2006	63.50	137.50
1 December 2006	58.00	153.00
12 December 2006	60.00	151.50
2 January 2007	50.50	144.00
1 February 2007	50.50	134.50
1 March 2007	51.50	138.50
30 March 2007	61.50	146.50

4.       Disclosure of Interests and Dealings in Shares

(a)     Interests in BBI Shares

(i)      As at the last day of the disclosure period, the interests of the BBI Directors and their immediate families, related trusts and (so far as the BBI Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act), all of which are beneficial unless otherwise stated, in BBI Shares which have been notified to BBI pursuant to sections 324 and 328 of the Companies Act or which were required to be entered in BBI’s register of directors’ interests maintained under section 325 of the Companies Act were as follows:

Name	Number of BBI Shares
David Eric Evans	303,404
Julian Huw Baines	1,503,318
Richard Lewis Lamotte (including 157,205 BBI Shares held in the name Fiona Lamotte)	786,026
Kevin William Wilson	146,000

(ii)     As at the last day of the disclosure period, the interests (all of which are beneficial unless otherwise stated of BBI Directors, their immediate families, related trusts and (so far as the BBI Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act) in options over BBI Shares were as follows:

		Number	Exercise	Earliest	Latest	Date
		of BBI	price	date for	date for	granted/
Name	BBI Share Scheme	Shares	(pence)	exercise	exercise	approved

Julian Huw Baines	BBI EMI Scheme	212,765	47.0p	27 April 2007	26 April 2014	8 April 2004
	BBI Unapproved
	Share Option
	Scheme	853,735	47.0p	28 April 2007	27 April 2014	8 April 2004
David Eric Evans	Mr Evans’ Option
	Agreement	639,875	47.0p	26 April 2007	26 April 2014	26 April 2006

(iii)    As at the last day of the disclosure period, there were no interests of any persons acting in concert with BBI Directors in BBI Shares, other than those persons and those interests referred to in subparagraphs 4(a)(i) and 4(a)(ii) above.

(iv)    As at the last day of the disclosure period, the interests of persons and connected persons (within the meaning of section 346 of the Companies Act) who have provided irrevocable undertakings to vote in favour of the Acquisition in respect of their BBI Shares were:

Name	Number of BBI Shares

David Eric Evans	303,404
Julian Huw Baines	1,503,318
Richard Lewis Lamotte (including 157,205 BBI Shares held in the name Fiona Lamotte)	786,026
Kevin William Wilson	146,000

(v)     As at the last day of the disclosure period, Theratase, the Theratase Directors, their immediate families, related trusts and (so far as the Theratase Directors are aware having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act) did not have any interest in BBI Shares.

(vi)    As at the last day of the disclosure period, there were no BBI Shares owned or controlled by persons with whom BBI, or any associate of BBI or any person acting in concert with BBI, has an arrangement in respect of relevant securities.

(b)     Dealings in BBI Shares

(i)      There have been no dealings for value in BBI Shares during the disclosure period by BBI Directors, their immediate families, related trusts and (so far as the BBI Directors are aware having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act).

(ii)     There have been no options over BBI Shares exercised during the disclosure period by BBI Directors or their immediate families, related trusts and connected persons (within the meaning of section 346 of the Companies Act).

(iii)    There have been no dealings for value in BBI Shares during the disclosure period by persons acting in concert with BBI.

(iv)    There have been no dealings for value in BBI Shares during the disclosure period by persons who have provided irrevocable undertakings to vote in favour of the Acquisition.

(v)     There have been no dealings for value in BBI Shares during the Offer Period by Theratase, the Theratase Directors, their immediate families, related trusts and (so far as the Theratase Directors are aware having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act).

(c)     Interests in Theratase Shares

(i)      As at the last day of the disclosure period, the interests of the Theratase Directors and their immediate families, related trusts and (so far as the Theratase Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act), all of which are beneficial unless otherwise stated, in Theratase Shares which have been notified to Theratase pursuant to sections 324 and 328 of the Companies Act or which were required to be entered in Theratase’s register of directors’ interests maintained under section 325 of the Companies Act were as follows:

Number of
Theratase
Name	Shares

Philip Percival	166,666
John Chesham	74,440
Colin Anderson	90,501
Jacobus de Kock (non beneficial and held through
a contract for difference with KBC Peel Hunt)	625,000
Alan Aikman	23,333

(ii)              As at the last day of the disclosure period, the interests (all o f which are beneficial unless otherwise stated) of the Theratase Directors, their immediate families, related t rusts and (so far as the Theratase Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act) in options over Theratase Shares were as follows:

		Number of	Exercise	Earliest	Latest
	Theratase	Theratase	price	date of	date of	Date
Name	Share Scheme	Shares	(pence)	exercise	exercise	granted
J Chesham	1993 Executive Scheme	600,000	25.5p	23 May 2001	23 May 2007	23 May 2000
	1993 Executive Scheme	200,000	66p	28 January 2003	28 January 2009	28 January 2002
	LTIP	384,736	0p	14 June 2008	14 June 2015	14 June 2005
C D Anderson	1993 Executive Scheme	280,000	25.5p	23 May 2001	23 May 2007	23 May 2000
	1993 Executive Scheme	100,000	66p	28 January 2003	28 January 2009	28 January 2002
	LTIP	224,430	0p	14 June 2008	14 June 2015	14 June 2005
J F de Kock	International SAYE	29,722	30.8p	10 May 2008	10 November 2008	10 May 2005
	LTIP	192,369	0p	14 June 2008	14 June 2015	14 June 2005

(iii)    As at the last day of the disclosure period, there were no Theratase Shares owned by BBI or owned or controlled by any persons acting in concert with BBI.

(iv)   Irrevocable undertakings to vote in favour of the resolutions needed to implement the Acquisition and the Scheme have been given by the following persons in respect of the following holdings of Theratase Shares, in each case representing all of the Theratase Shares which the relevant person is beneficially interested in or connected to as at the last day of the disclosure period:

Number of
Theratase
Name	Shares
Philip Percival	166,666
John Chesham	74,440
Colin Anderson	90,501
Alan Aikman	23,333

(v)             Irrevocable undertakings to vote in favour of the resolutions needed to approve the Acquisition at the BBI EGM have been given by the following persons in respect of the following holdings of BBI Shares, in each case representing all of the BBI Shares which the relevant person is beneficially interested in or connected to as at the last day of the disclosure period:

Name	Number of BBI Shares
David Eric Evans	303,404
Julian Huw Baines	1,503,318
Richard Lewis Lamotte (including 157,205 BBI Shares held in the name Fiona Lamotte)	786,026
Kevin William Wilson	146,000

(vi)   As at the last day of the disclosure period, none of the BBI Directors, their immediate families, related trusts and (so far as the BBI Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act) had an interest (beneficial or otherwise) in Theratase Shares.

(d)             Dealings in Theratase Shares

(i)                 There have been no options over Theratase Shares exercised during the disclosure period by the Theratase Directors, their immediate families, related trusts and connected persons (within the meaning of section 346 of the Companies Act).

(ii)              There have been no dealings for value in Theratase Shares during the disclosure period by BBI Directors, their immediate families, related trusts and (so far as BBI Directors are aware, having made due and careful enquiry) connected persons (within the meaning of section 346 of the Companies Act).

(e)              General

(i)                 As of the last day of the disclosure period, save as disclosed in this document, neither Theratase nor any associated company of Theratase, nor any pension fund of Theratase or of any of its associated companies, nor any employee benefit trust of Theratase or of any of its associated companies, nor the Theratase Directors, nor any connected adviser to Theratase or any of its associated companies or any person acting in concert with the directors of Theratase and no persons controlling, controlled by or under the same control as any such adviser (except for an exempt principal trader or an exempt fund manager) had an interest in or a right to subscribe for, or had any short position (whether conditional or absolute and whether in the money or otherwise and including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery) in relation to, relevant securities, nor has any such person (nor any person who has an arrangement of the kind referred to in Note 6 on Rule 8 of the City Code with Theratase) dealt in any relevant securities in the period since the commencement of the Offer Period and ending on 30 March 2007 (the latest practicable date prior to the date of this document), nor has Theratase or any person acting in concert with the Theratase Directors borrowed or lent any relevant securities (save for any which have either been on-lent or sold) in the period since the commencement of the Offer Period and ending on 30 March 2007 (the latest practicable date prior to the date of this document).

(ii)              As of the last day of the disclosure period, save as disclosed in this document, neither BBI, nor the BBI Directors, nor any other person acting in concert with BBI, nor any person who has an arrangement of the kind referred to in Note 6 on Rule 8 of the City Code with BBI, had an interest in or a right to subscribe for, or had any short position (whether conditional or absolute and whether in the money or otherwise and including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery) in relation to, relevant securities, nor has any such person dealt in any relevant securities during the disclosure period, nor has BBI or any person acting in concert with BBI borrowed or lent any relevant securities (save for any which have either been on-lent or sold) during the disclosure period.

(iii)           Save for the undertakings given by those persons named in subparagraph 4(c)(iv) and 4(c)(v) above, no arrangement exists between any person and (a) BBI or any person acting in concert with BBI or (b) Theratase or any associate of Theratase, in relation to relevant securities.

(iv)          Save as disclosed in this document, no agreement, arrangement or understanding (including any compensation arrangement) exists between BBI or any person acting in concert with BBI and any of the directors, recent directors, shareholders or recent shareholders of Theratase or any person interested or recently interested in Theratase Shares having any connection with or dependence on or which is conditional upon the outcome of, the Acquisition.

(f)                Definitions

For the purposes of this paragraph 4:

(i)                 “arrangement” includes any indemnity or option agreement and any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing.

(ii)              references to an “associate” are to:

(A)           any subsidiary and associated companies of BBI or (as the case may be) Theratase and companies of which any such subsidiaries or associated companies are associated companies (“relevant companies”);

(B)             connected advisers and persons controlling, controlled by or under the same control as such connected advisers;

(C)             the BBI Directors or, as the case may be, the Theratase Directors or the directors of any relevant company;

(D)            the pension funds of BBI or, as the case may be, Theratase or of any relevant company;

(E)              an investment company, unit trust or other person whose investments an associate manages on a discretionary basis, in respect of the relevant investment accounts;

(F)              an employee benefit trust of BBI or, as the case may be, Theratase or any relevant company; and

(G)             a company having a material trading arrangement with BBI or, as the case may be, Theratase.

(iii)           references to a “connected adviser” are to a corporate broker to BBI or Theratase (unless unable to act in connection with the Acquisition because of a conflict of interest) or to an adviser, in relation to the Acquisition, to BBI, Theratase or an associated company of BBI or Theratase or, in relation to a person acting in concert with BBI or Theratase or with the directors of BBI or Theratase, to an adviser in relation to the matter which is the reason for that person being a member of the relevant concert party;

(iv)          ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and “control” means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings gives de facto control;

(v)             “disclosure period” means the period which began on 13 December 2005 (the date twelve months prior to the commencement of the Offer Period) and ended on 30 March 2007 (the latest practicable date prior to the date of this document);

(vi)          “relevant securities” means BBI Shares and/or Theratase Shares and securities convertible into, or rights to subscribe for or options (including traded options) over or derivatives referenced to, BBI Shares and/or Theratase Shares;

(vii)       “interest” shall have the meaning ascribed thereto in the City Code and “interested” shall be construed accordingly; and

(viii)    a “derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security, but which does not include the possibility of delivery of such underlying security.

5.                    Other Material Contracts

Details of contracts entered into by Theratase and its subsidiaries and by BBI and its subsidiaries in the two years immediately prior to the commencement of the Offer Period which are or may be material and which were not in the ordinary course of business are set out in paragraph 10 of Part IX of the AIM Admission Document.

6.                   Service Agreements and Terms of Appointment of Directors

(a)               Executive Directors

(i)                 On 8 February 1999, Theratase entered into a new service agreement with John Chesham pursuant to which he was engaged as the group chief executive of Theratase and also managing director of Biozyme. Mr Chesham is entitled to a basic annual salary of £170,000 and to participate in a performance-related bonus scheme on such terms as Theratase’s remuneration committee permits. He is provided with either a company car or car allowance and is entitled to participate in Theratase’s pension, medical scheme (together with his wife and children under 18) and in Theratase’s permanent health and life insurance schemes. He is also entitled to sickness benefit.

(ii)               On 15 August 1999, Theratase entered into a new service agreement with Colin Anderson pursuant to which he was engaged as group finance director of Theratase. Mr Anderson is entitled to a basic annual salary of £120,000. In addition, Mr Anderson is awarded a temporary increase in salary of £1,250 per month with effect from 1 April 2006, in recognition of the additional company secretarial responsibilities he is currently undertaking. He may also participate in a performance-related bonus scheme on such terms as Theratase’s remuneration committee permits. He is provided with a company car or a car allowance and is entitled to participate in Theratase’s private medical scheme (together with his wife and children under 18). He may join Theratase’s pension, permanent health and life insurance schemes. He is also entitled to sickness benefit.

(iii)            On 3 October 2005, Theratase entered into a new service agreement with Jacobus de Kock under which he was engaged as an executive director. Mr de Kock is entitled to a basic annual salary of £14,250 and to participate in a performance-related bonus scheme on such terms as Theratase’s remuneration committee permits. Mr de Kock may also be paid a bonus at Theratase’s discretion. He is also provided with a company car or a car allowance and may participate in Theratase’s pension scheme. He is also entitled to sickness benefit. Mr de Kock has a separate service agreement dated 6 April 2004 with Seravac under which he is engaged as that company’s executive chairman. He is entitled to a basic annual salary of 726,000 Rand. He may become a member of any pension fund, group life and medical aid fund or scheme established by Seravac. Both of his contracts of employment are terminable upon either party giving to the other party not less than 3 months notice.

(b)              Non-Executive Directors

(i)                  By a letter of appointment dated 25 April 2006, Philip Percival was appointed as non-executive chairman of Theratase.
Mr Percival is entitled to an annual fee of £33,600. He is not entitled to participate in the Theratase Share Option Schemes or other employee benefits. Mr Percival is entitled to reimbursement of reasonable travel and other expenses incurred in connection with the performance of his duties. The appointment is for a fixed term of one year from 1 April 2006. Mr Percival’s appointment as non-executive chairman will terminate if and when the Scheme becomes effective.

(ii)               By a letter of appointment dated 25 April 2006, Alan Aikman was appointed as a non-executive director of Theratase.
Mr Aikman is entitled to an annual fee of £25,000. He is not entitled to participate in the Theratase Share Option Schemes or other employee benefits. Mr Aikman is entitled to reimbursement of reasonable travel and other expenses incurred in connection with the performance of his duties. The appointment is for a fixed term of one year from 1 April 2006. Theratase may also employ Mr Aikman as a consultant from time to time at a daily rate. Mr Aikman’s appointment as a non-executive director will terminate if and when the Scheme becomes effective.

(iii)           Save as described in this document, no service contracts between any Theratase Directors and any member of the Theratase Group which have more than twelve months to run have been entered into or amended in the six months prior to the date of this document.

7.                   Inducement Agreement

On 20 February 2007, Theratase and BBI entered into an inducement agreement, as an inducement to BBI proceeding with the Proposal. Under the agreement, Theratase has agreed to pay BBI an inducement fee of 1 per cent. of the value of the Proposal up to a maximum of £250,000 (inclusive of any applicable VAT) if certain specified circumstances occur including, but not limited to, a breach by Theratase of certain non-solicitation of competing offers provisions, an indication by Theratase that the Proposal will not be recommended because of a competing offer, Theratase refusing to recommend the Proposal when requested by BBI, withdrawal by Theratase of the Proposal once it has already been recommended and if the Proposal lapses because of a competing offer.

8.                    Implementation Agreement

On 26 March 2007, Theratase and BBI entered into an implementation agreement in connection with the Acquisition, pursuant to which each of them has undertaken (subject to and taking into account the fiduciary duties of their respective directors), amongst other things, to use all reasonable endeavours to achieve satisfaction of the Conditions as soon as reasonably practicable, to co-operate together in the publication of all documents and the taking of all necessary steps in order to give effect to the Scheme and to conduct their respective businesses in accordance with an agreed set of principles. Under the agreement, BBI has undertaken to indemnify Theratase in respect of all costs and expenses of and incidental to the Acquisition and the Scheme, including without limitation, all accountancy, legal and other professional fees and expenses up to a maximum amount of £250,000 plus VAT as applicable plus disbursements.

9.                    Bases and Sources of Information

Save as otherwise set out in this document, the following constitute the bases and sources of information referred to in this document:

(a)               financial information relating to Theratase has been extracted from the audited financial statements of Theratase for the three years ending on 30 September 2004, 30 September 2005 and 30 September 2006;

(b)              financial information relating to BBI has been extracted from the audited financial statements of BBI for the three years ending on 31 March 2004, 31 March 2005 and 31 March 2006;

(c)               References to the value of the Acquisition by way of the acquisition of the whole of the issued share capital of Theratase assume the number of Theratase shares currently in issue to be 36,288,026;

(d)              The Closing Price of a Theratase Share and BBI Share are derived from the Daily Official List and AIM (as applicable) for the relevant date.

10.            Financing

The Cash Consideration will be funded by a combination of equity and debt funding.

The equity funding will be provided by Inverness Medical Switzerland GmbH, part of the IMI Group, through the Convertible Loan Agreement. Further to the conversion of the Convertible Loan Agreement, IMI will be interested in 5,208,333 BBI Shares, being approximately 12.2 per cent. of the issued ordinary share capital of BBI. In addition, as announced on 21 June 2005, BBI negotiated further access to lateral flow patents held by IMI. In consideration for the access to these patents, BBI granted IMI an option to purchase up to 5,332,285 BBI Shares at a fixed price of £1.00 per BBI Share at any time until 21 June 2010. If IMI were to exercise this option then they would be interested in 22.0 per cent. of issued share capital as enlarged by the exercise of this option.

The debt funding will be provided by Barclays Bank Plc.

Teather and Greenwood Limited is satisfied that sufficient financial resources are available to BBI to satisfy the Cash Consideration payable by BBI pursuant to the Scheme.

11.          General

(a)               Save as set out in paragraph 6 of this Part V, no proposal exists in connection with the Acquisition that any payment be made or given by Theratase to any person as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

(b)              There is no agreement, arrangement or understanding whereby beneficial ownership of any of the Theratase Shares to be acquired by BBI pursuant to the Acquisition will be transferred to any other persons except that BBI reserves the right to transfer any Theratase Shares acquired to any member of the BBI Group or any nominee.

(c)               Neither the payment of interest on, nor any repayment of, nor security for, any liability (contingent or otherwise) of BBI will depend to any significant extent on the business of Theratase.

(d)              Teather & Greenwood Limited has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear.

(e)               KBC Peel Hunt has given and has not withdrawn its written consent to the issue of this document with the inclusion herein of the references to its name in the form and context in which they appear.

(f)                 Except as disclosed elsewhere in this document or in the AIM Admission Document, the Theratase Directors are not aware of any material change in the financial or trading position of Theratase which has occurred since 30 September 2006, being the date to which the last audited accounts of Theratase were made up.

(g)              Except as disclosed elsewhere in this document or in the AIM Admission Document, the BBI Directors are not aware of any material change in the financial or trading position of BBI which has occurred since 31 March 2006, being the date to which the latest audited accounts of BBI were made up.

(h)              The total emoluments received by the BBI Directors will not be affected as a result of the Acquisition of Theratase pursuant to the Acquisition or by any other associated transaction.

12.            Documents Available for Inspection

Copies of the following documents will be available for inspection at the offices of Reed Smith Richards Butler LLP at Beaufort House, 15 St Botolph Street, London EC3A 7EE, during normal business hours on any Business Day prior to the Scheme Effective Date:

(a)               the current memorandum and articles of association of Theratase and BBI;

(b)              the proposed new articles of association of Theratase and the full terms of the proposed amendments to the articles of association;

(c)               the audited and consolidated accounts of Theratase and its subsidiary undertakings for the three years ended 30 September 2004, 30 September 2005 and 30 September 2006 including the auditors’ reports thereon;

(d)              the audited and consolidated accounts of BBI and its subsidiary undertakings for the three years ended 31 March 2004, 31 March 2005 and 31 March 2006 including the auditors’ reports thereon;

(e)               the rules of the Theratase Share Option Schemes;

(f)                 the rules of the BBI Share Schemes;

(g)              the material contracts referred to in paragraph 5 of this Part V;

(h)              the Theratase Directors’ service contracts referred to in paragraph 6 of this Part V;

(i)                  the written consents referred to in paragraph 10 of this Part V;

(j)                  this document, the AIM Admission Document incorporating the BBI Notice of EGM, the separate proposal letters to the Theratase Optionholders and the Forms of Proxy and the form of proxy for the BBI EGM all dated 2 April 2007; and

(k)               the irrevocable undertakings referred to in paragraph 4 of this Part V.

Dated 2 April 2007

PART VI

THE SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE	No. 2307 of 2007
CHANCERY DIVISION
COMPANIES COURT

IN THE MATTER OF THERATASE PLC

and

IN THE MATTER OF THE COMPANIES ACT 1985

SCHEME OF ARRANGEMENT

(under section 425 of the Companies Act 1985)

between

THERATASE PLC

and

THE HOLDERS OF THERATASE SCHEME SHARES

(as hereinafter defined)

Preliminary

1.                     In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“£”	the lawful currency of the UK;

“Act”	the Companies Act 1985 (as amended);

“BBI”

BBI Holdings plc, a company registered in England and Wales under number 3898291 the ordinary shares of which are admitted to trading on AIM, further details of which company are set out in the Scheme Document;

“BBI Shares”	ordinary shares of 2.5 pence each in the capital of BBI;

“Business Day”	a day on which banks are open in London for general banking business (excluding Saturdays);

“Cash Consideration”	the cash consideration element of the offer by BBI for each Theratase Scheme Share of 21 pence;

“Court”	the High Court of Justice in England and Wales;

“Court Hearing”	the hearing by the Court of the petition to sanction the Scheme and confirm the reduction of capital which forms part of it;

“CREST”	a relevant system (as defined in the Uncertificated Securities Regulations 2001 (the “Regulations”) in respect of which CRESTCo Limited is the Operator (as defined in the Regulations);

“Deferred Shares”

the two Theratase Shares proposed to be reclassified at the Theratase Extraordinary General Meeting as deferred shares of 5 pence each in the capital of Theratase, one of which is to be issued to BBI and the other to be issued to a nominee appointed by BBI following the Theratase Extraordinary General Meeting, such shares to have the rights and liabilities attached to them as set out in the special resolution to be proposed at the Theratase Extraordinary General Meeting;

“holder”	includes any person entitled by transmission;

“New BBI Shares”	the BBI Shares to be issued pursuant to the Scheme;

“New Theratase Shares”	the new Theratase shares to be allotted and issued to BBI following implementation of the Scheme;

“Order of the Court”	the order of the Court granted at the Court Hearing to sanction the Scheme under section 425 of the Act and confirm the reduction of capital provided for by the Scheme under section 137 of the Act;

“Panel”	the Panel on Takeovers and Mergers;

“Scheme Document”

the document sent to holders of Theratase Shares containing, inter alia, the explanatory statement required in accordance with s.426 of the Act, the Scheme and notices of the Theratase Court Meeting and the Theratase Extraordinary General Meeting;

“Scheme Effective Date”	the date on which the Scheme becomes effective in accordance with clause 5;

“Scheme Record Time”	6.00 p.m. on the Business Day immediately preceding the Scheme Effective Date;

“Special Dividend”	the dividend of 2 pence per Theratase Share which, conditional on the Scheme becoming effective, is to be paid to Theratase Shareholders;

“Theratase”

Theratase plc, a company registered in England and Wales under number 02815159 the ordinary shares of which are admitted to trading on the London Stock Exchange, further details of which company are set out in the

Scheme Document;

“Theratase Court Meeting”

the meeting of the holders of Theratase Scheme Shares (or any adjournment thereof) to be convened by an order of the Court pursuant to section 425 of the Act for the purpose of considering the Scheme (with or without any amendment) of which notice will be set out in the Scheme Document;

“Theratase Extraordinary General Meeting”

the extraordinary general meeting of Theratase (and any adjournment thereof) to be held at the offices of KBC Peel Hunt, 111 Old Broad Street, London EC2N 1PH at 10.40 a.m. on 25 April 2007 (or as soon thereafter as the Theratase Court Meeting is concluded or adjourned) of which notice will be set out in the Scheme Document;

“Theratase’s Registrars”	Capita Registrars of The Registry, 34 Beckenham Road, Beckenham, Kent BR4 4TU;

“Theratase Share Option Schemes”

the Theratase Savings Related Share Option Plan, the Theratase Long Term Incentive Plan, the Theratase International Savings Related Share Option Plan (all of which were adopted by holders of Theratase Shares on 3 March 2005); and the Theratase Executive Share Option Scheme (as amended by holders of Theratase Shares on 6 March 2000);

“Theratase Shareholders”	registered holders of Theratase Shares as at the Scheme Record Time;

“Theratase Shares”	the ordinary shares of 5 pence each in the capital of Theratase which, for the avoidance of doubt, shall not include the Deferred Shares;

“Theratase Scheme Shares”	the Theratase Shares in issue at the date hereof and any Theratase Shares issued;

(a) after the date hereof and prior to the Voting Record Time; or

(b)                             at or after the Voting Record Time and before 6.00 p.m. on the Business Day immediately preceding the day of the Court Hearing on terms that the original or any subsequent holder thereof shall be, or shall have agreed in writing by such time to be, bound by the Scheme;

“uncertificiated” or in “uncertificated form”	recorded on the relevant register as being held in uncertificated form in CREST and title to which may be transferred by means of CREST;

“Voting Record Time”	6.00 p.m. on 23 April 2007 or, if the Theratase Court Meeting is adjourned, 48 hours before the time fixed for such adjourned meeting;

2.                     The authorised share capital of Theratase at the date of this Scheme is £2,250,000 divided into 45,000,000 Theratase Shares of which, as at 2 April 2007 36,288,026 Theratase Shares have been issued and are fully paid and the remainder are unissued.

3.                     Options to acquire 3,281,621 Theratase Shares have been granted pursuant to the Theratase Share Option Schemes and remain unexercised at the date of this document.

4.                     BBI has agreed to appear by counsel at the hearing of the petition to sanction the Scheme, to consent thereto and to undertake to the Court to be bound thereby and to execute and do or procure to be executed and done all such documents, acts and things as may be necessary or desirable to be executed or done by it for the purpose of giving effect to the Scheme.

The Scheme

1.                    Cancellation of the Theratase Scheme Shares

1.1             The share capital of Theratase shall be reduced by cancelling and extinguishing the Theratase Scheme Shares (but, for the avoidance of doubt, this shall not include the Deferred Shares), but such cancellation shall be without prejudice to the rights of the Theratase Shareholders to receive the Special Dividend.

1.2              Forthwith and contingently upon the reduction of capital referred to in clause 1.1 taking effect:

1.2.1    the share capital of Theratase shall be increased to its former amount by the creation of such number of New Theratase Shares as shall be equal to the number of Theratase Scheme Shares so cancelled; and

1.2.2    Theratase shall apply the credit arising in its books of account as a result of the cancellation of the Theratase Scheme Shares in paying up in full at par the New Theratase Shares created pursuant to sub-clause 1.2.1 of this clause 1 which shall be allotted and issued credited as fully paid to BBI and its nominee as holders of Deferred Shares.

2.                     Consideration for cancellation of the Theratase Scheme Shares

2.1             In consideration for the cancellation of the Theratase Scheme Shares and the allotment and issue to BBI of the New Theratase Shares as provided in clause 1.2.2, BBI shall issue credited as fully paid to or for the account of each Theratase Shareholder:

For each Theratase Scheme Share held 0.292 New BBI Shares plus 21 pence in cash

2.2             The New BBI Shares shall rank pari passu with all other BBI Shares in issue on the date on which the New BBI Shares are issued (the “Issue Date”) and shall have the right to receive all dividends, distributions and other entitlements made or paid or declared in the ordinary share capital of BBI after the Issue Date.

2.3             Fractional entitlements to New BBI Shares will not be issued to Theratase Shareholders but will be aggregated and sold in the market for the benefit of BBI.

2.4              The provisions of this clause 2 will be subject to any prohibition or condition imposed by law or regulation.

3.                     Share certificates

3.1             Upon the Scheme becoming effective on the Scheme Effective Date, each existing certificate representing a holding of Theratase Scheme Shares shall cease to be valid in respect of such holding and each holder of Theratase Scheme Shares shall be bound at the request of Theratase to deliver up the same to Theratase or to any person appointed by Theratase to receive the same for cancellation or to destroy such share certificates.

3.2             Upon the Scheme becoming effective on the Scheme Effective Date, in respect of those holders of Theratase Scheme Shares who hold Theratase Scheme Shares in uncertificated form, CREST shall be instructed to cancel such holders’ entitlements to such Theratase Scheme Shares.

4.                     Despatch of consideration

4.1             As soon as practicable following the Scheme Effective Date, and in any event not more than 14 days thereafter, BBI shall despatch or procure the despatch of the New BBI Shares and the Cash Consideration. Settlement will be effected in the following manner:

4.1.1   New BBI Shares

4.1.1.1     Theratase Scheme Shares in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in uncertificated form, the New BBI Shares to which such Theratase Shareholder is entitled will be issued to such person in uncertificated form through CREST. BBI shall procure that CRESTCo is instructed to credit the appropriate stock account in CREST of such Theratase Shareholder with such shareholder’s entitlement to New BBI Shares at the commencement of dealings in the New BBI Shares.

BBI reserves the right to issue New BBI Shares in certificated form in the manner referred to below if, for any reason, it wishes to do so.

4.1.1.2   Theratase Scheme Shares in certificated form

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in certificated form, such Theratase Scheme Shares will be cancelled and therefore share certificates for all such Theratase Scheme Shares will cease to be valid and should be destroyed. The New BBI Shares to which such Theratase Shareholder is entitled will be issued in certificated form. Definitive certificates for New BBI Shares will be despatched by first-class post (or by such other method as may be approved by the Panel) to Theratase Shareholders within 14 days of the Scheme Effective Date to the address appearing on the register of members of Theratase (or, in the case of joint holders at the address of that joint holder whose name stands first in the said register in respect of such joint holding).

Temporary documents of title will not be issued pending the despatch by post of new definitive share certificates. Holders wishing to register transfers of New BBI Shares prior to the issue of the new share certificates will be required to produce their existing certificates for BBI Shares to Theratase’s Registrars. On the issue of definitive share certificates for the New BBI Shares, the certificates for the old Theratase Shares will cease to be of value. Every holder of Theratase Scheme Shares who has not already produced his or her existing certificate(s) to Theratase’s Registrars will be bound, on the request of Theratase, to deliver up to Theratase, or to any person appointed by Theratase, the existing certificate(s) for cancellation. Existing BBI share certificates will continue to be valid.

4.1.2    Cash Consideration

4.1.2.1   Theratase Scheme Shares held in uncertificated form (that is, in CREST)

Where at the Scheme Record Time, a Theratase Shareholder holds Theratase Scheme Shares in uncertificated form, they will receive any Cash Consideration to which they are entitled through CREST by BBI procuring the creation of an assured payment obligation in favour of the appropriate CREST account through which the relevant Theratase Shareholder holds such uncertificated shares in respect of the Cash Consideration due to them.

BBI reserves the right to settle all or any part of the Cash Consideration, for all or any Theratase Shareholders, in a manner described in the paragraph below, if for any reason it wishes to do so.

4.1.2.2   Theratase Scheme Shares held in certificated form

Cheques drawn on a branch of a UK clearing bank for Cash Consideration due under the Scheme in respect of Theratase Scheme Shares held at the Scheme Record Time in certificated form are expected to be despatched to each holder of such Theratase Scheme Shares by first-class post (or by such other method as may be approved by the Panel) to the address appearing in the register of members of Theratase at the Scheme Record Time or, in the case of joint holders, to the holder whose name stands first in such register in respect of the joint holdings concerned within 14 days after the Scheme Effective Date.

4.2              If the issue of New BBI Shares to a holder of Theratase Scheme Shares resident outside the UK is, in the jurisdiction in which he is resident, either unlawful or would or may require BBI to obtain or observe any governmental or other consent or any registration, filing or other formality (including ongoing requirements) with which BBI is unable to comply or which BBI regards as unduly onerous, BBI will not issue New BBI Shares to such holder but, instead, will either issue the relevant New BBI Shares to a nominee appointed by BBI on behalf of such holder on the terms that the nominee shall sell the New BBI Shares so issued and remit the cash proceeds of the sale to such holder or issue the New BBI Shares and sell them on behalf of such holder with the cash proceeds being remitted to such holder.

4.3              All deliveries of certificates and cheques required to be made pursuant to this Scheme shall be effected by sending the same by first class post in prepaid envelopes addressed to the persons entitled thereto at their respective registered addresses as appearing in the register of members of Theratase at the Scheme Record Time (or, in the case of joint holders, at the registered address of one of the joint holders whose name stands first in the said register in respect of such joint holding on such date) or in accordance with any special instructions regarding communications, and neither BBI, Theratase nor their respective agents shall be responsible for any loss or delay in the transmission of any certificates or cheques sent in accordance with this clause, which shall be sent at the risk of the persons entitled thereto.

4.4              The preceding paragraphs of this clause 4 shall take effect subject to any prohibition or condition imposed by law.

5.                    The Scheme Effective Date

5.1              The Scheme shall become effective as soon as an office copy of the Order of the Court sanctioning the Scheme under section 425 of the Act and confirming under section 137 of the Act the reduction of capital provided for by the Scheme shall have been delivered to the Registrar of Companies in England and Wales and registered by him.

5.2              Unless the Scheme shall have become effective on or before 11:59 p.m. (London time) on 16 May 2007, or such later date (if any) as Theratase and BBI may agree and the Court may approve, the Scheme shall never become effective.

5.3              All mandates and other instructions to Theratase in force on the Scheme Effective Date shall, unless revoked or amended, be deemed as from the Scheme Effective Date a valid and effective mandate and instruction to BBI in relation to the New BBI Shares allotted and issued pursuant to the Scheme.

6.                    Modification

Theratase and BBI may jointly consent on behalf of all persons concerned to any modification of or addition to the Scheme or to any condition which the Court may think fit to approve or impose.

Dated 2 April 2007

NOTICE OF THERATASE COURT MEETING

IN THE HIGH COURT OF JUSTICE	No. 2307 of 2007
CHANCERY DIVISION
COMPANIES COURT

Mr Registrar Jaques

IN THE MATTER OF THERATASE PL
and

IN THE MATTER OF THE COMPANIES ACT 1985

NOTICE IS HEREBY GIVEN that, by an order dated 30 March 2007 made in the above matter, the Court has directed a meeting be convened of the holders of Theratase Scheme Shares (as defined in the scheme of arrangement referred to below) for the purpose of considering and, if thought fit, approving (with or without modification) a scheme of arrangement proposed to be made between Theratase plc (the “Company”) and the holders of Theratase Scheme Shares and that such meeting will be held at the offices of KBC Peel Hunt Ltd, 111 Old Broad Street, London EC2N 1PH at 10.30 a.m. on 25 April 2007 at which place and time all holders of Theratase Scheme Shares are requested to attend.

A copy of the said scheme of arrangement and a copy of the statement required to be furnished pursuant to section 426 of the Companies Act 1985 are incorporated in the document of which this notice forms part.

Holders of Theratase Scheme Shares entitled to attend and vote at the meeting may vote in person at the meeting or they may appoint another person as their proxy to attend and vote in their stead. A proxy need not be a member of the Company. A blue form of proxy for use at the meeting is enclosed with this notice. Completion and return of a blue form of proxy will not prevent a holder of Theratase Scheme Shares from attending and voting in person at the meeting, or any adjournment thereof, if he wishes to do so.

In the case of joint holders of Theratase Scheme Shares, the vote of the senior who tenders a vote, whether in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s) and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company in respect of the joint holding.

It is requested that forms of proxy be returned either by post or, during normal business hours, by hand to Theratase’s Registrars (as defined in the said scheme of arrangement) so as to be received as soon as possible and in any event not less than 48 hours before the time appointed for the meeting but if forms are not so lodged they may be handed to Theratase’s Registrars at the meeting on behalf of the Chairman of the meeting before the taking of the poll.

The entitlement of a holder of Theratase Scheme Shares to vote at the meeting or any adjournment thereof, and the number of votes which may be cast thereat, will be determined by reference to the register of members of the Company at 6.00 p.m. on 23 April 2007, or, if the meeting is adjourned, 48 hours before the time fixed for such adjourned meeting.

By the said order, the Court has appointed Philip Percival, or, failing him, John Chesham, or, failing him, Colin Anderson, to act as chairman of the meeting and has directed the chairman to report the result of the meeting to the Court.

The said scheme of arrangement will be subject to the subsequent sanction of the Court.

Dated 2 April 2007

Reed Smith Richards Butler LLP

Beaufort House

15 St Botolph Street

London EC3A 7EE

NOTICE OF THERATASE EXTRAORDINARY GENERAL MEETING

Theratase plc

(the “Company”)

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held on 25 April 2007 at the offices of KBC Peel Hunt Ltd, 111 Old Broad Street, London EC2N 1PH at 10.40 a.m. (or, if later as soon thereafter as the meeting of the holders of ordinary shares in the Company convened by the direction of the Court for 10.30 a.m on the same day and at the same place shall have concluded or been adjourned) to consider and, if thought fit, pass the following resolution, which shall be proposed as a special resolution:

Special Resolution

1.                     THAT:

1.1              the scheme of arrangement dated 2 April 2007 (the “Scheme”) proposed to be made between the Company and holders of Theratase Scheme Shares (as defined in the Scheme), and (ii) the proposed acquisition of the Company by BBI Holdings plc (as set out in the Scheme) (the “Acquisition”) in the manner and on the terms and conditions set out or referred to in the circular sent to shareholders of the Company dated 2 April 2007 (the “Scheme Document”) (copies of the Scheme and the Scheme Document being produced to the meeting and signed by the chairman of the meeting for the purpose of identification) be and are hereby approved and the directors of the Company be and are hereby authorised to agree to any non-material variation or amendment of the terms of the Scheme and the Acquisition as the directors of the Company think fit and to take all such action on behalf of the Company as they consider necessary or desirable for carrying into effect the Scheme and the Acquisition;

1.2              with effect from the passing of this resolution, two authorised but unissued shares of 5 pence each in the capital of the Company (“Ordinary Shares”) each be reclassified as a deferred share of 5 pence (“Deferred Shares”) such Deferred Shares to have all the rights of Ordinary Shares as set out in the Articles of Association of the Company, save that:

1.2.1     a holder of a Deferred Share shall not be entitled to receive a dividend or to have any other right to or participation in the profits of the Company save pursuant to the Scheme;

1.2.2     a holder of a Deferred Share shall have no right to attend or vote at any of the general meetings of the Company;

1.2.3     on a return of capital on the winding up of the Company or otherwise, a holder of a Deferred Share shall be entitled, subject to the payment to the holders of all other classes of shares of the amount paid up on such shares, to a repayment of the capital paid up on a Deferred Share but shall have no further rights of participation in the assets of the Company;

1.2.4     immediately upon the allotment of the New Shares (as defined at 1.3.2(a) below) to BBI and its nominee as provided for in clause 1.2.2 of the Scheme taking effect, the Deferred Shares shall automatically and without further act convert into Ordinary Shares ranking pari passu with the existing Ordinary Shares;

1.3              for the purpose of giving effect to the Scheme in its original form, or with or subject to any modification, addition or condition approved or imposed by the Court:

1.3.1       the share capital of the Company be reduced by cancelling and extinguishing all the Theratase Scheme Shares (but, for the avoidance of doubt, this shall not include the Deferred Shares);

1.3.2       forthwith and contingent upon such reduction of capital taking effect:

(a)               the share capital of the Company be increased to its former amount by the creation of such number of new ordinary shares of 5 pence each (“New Shares”) as have an aggregate nominal amount which is equal to the aggregate nominal amount of the Theratase Scheme Shares so cancelled; and

(b)              the reserve arising in the books of account of the Company as a result of the cancellation of the Theratase Scheme Shares be applied in paying up in full at par the New Shares created pursuant to paragraph 1.3.2(a) above, which shall be allotted and issued, credited as fully paid, to BBI (as defined in the Scheme) and its nominee; and

1.3.3       conditionally upon the Scheme becoming effective, the directors of the Company be and are hereby authorised pursuant to and in accordance with Section 80 of the Companies Act 1985 to give effect to this special resolution and accordingly to effect the allotment of the New Shares, provided that (i) this authority shall expire on 31 December 2007; (ii) the maximum aggregate nominal amount of shares which may be allotted hereunder shall be £2,250,000; and (iii) this authority shall be without prejudice to any other authority under the said Section 80 previously granted and in force on the date on which this special resolution is passed; and

1.4              forthwith upon the passing of this special resolution, the articles of association of the Company be amended by the adoption and inclusion of the following new Article 49:

49 Scheme of Arrangement

(a)               In this Article, references to the “Scheme” are to the scheme of arrangement dated 2 April 2007 under section 425 of the Companies Act between the Company and the holders of Theratase Scheme Shares (as defined in the Scheme), as it may be modified or amended in accordance with its terms; and expressions defined in the Scheme or (if not so defined in the Scheme) defined in the circular dated 2 April 2007 circulated with the Scheme pursuant to Section 426 of the Companies Act 1985 shall have the same meanings where used in this article.

(b)              Notwithstanding any other provision of these articles, if any ordinary shares are issued at or after the Voting Record Time (as defined in the Scheme) (other than to BBI Holdings plc (“BBI”) or any person identified by written notice to the Company as its nominee(s)) but before 6.00 p.m. on the Business Day immediately preceding the day of the Court hearing to sanction the Scheme and confirm the reduction of capital which forms part of it (“Hearing Date”), such ordinary shares shall be issued subject to the terms of the Scheme and the holder or holders of such ordinary shares shall be bound by the Scheme accordingly.

(c)               If at any time on or after 6.00 p.m. on the Business Day immediately preceding the Hearing Date, any ordinary shares (“New Shares”) are to be issued to any person (a “New Member”) other than BBI or any person identified by written notice to the Company by BBI as its nominee(s) and/or designated subsidiary, provided that the Order issued by the Court to sanction the Scheme has been registered with the Registrar of Companies and the Scheme has become effective, such New Shares shall be transferred immediately after the time at which the Scheme becomes effective (“Scheme Effective Time”) or, if later, upon the issue of the New Shares, free of all encumbrances, to BBI (or as BBI may direct by notice in writing to the Company) in consideration for, and conditionally upon, the issue or transfer free of all encumbrances to the New Member (as soon as is practicable after the Scheme Effective Time) of 0.292 New BBI Shares (as defined in the Scheme) plus 21 pence for each New Share transferred to BBI (being the number of New BBI Shares and cash which the New Member would have been entitled to receive in aggregate if the New Shares transferred hereunder had been Theratase Scheme Shares and the New Member had been the holder thereof at the Scheme Record Time) (as defined in the Scheme). Fractional entitlements to New BBI Shares will not be issued to New Members.

(d)              The number of ordinary shares of BBI to be issued or transferred to the New Member under Article 49(c) may be adjusted by the directors of BBI on any reorganisation of, or material alteration to, the share capital of the Company or BBI effected after the Scheme Effective Time in such manner as the auditors shall (in their absolute discretion) determine, ensuring (as nearly as may be) parity of treatment with that provided for by Article 49(c) and the determination by the auditors, in the absence of manifest error, shall be final and binding on all concerned.

(e)               To give effect to any such transfer required by Article 49(c), the Company may appoint any person to execute and deliver a form of transfer on behalf of the New Member in favour of BBI (or as directed by BBI) and to agree for and on behalf of the New Member to become a member of BBI. Pending the registration of BBI (or its designated subsidiary and/or nominee(s)) as the holder of any share to be transferred pursuant to this Article 49(e), BBI shall be empowered to appoint a person nominated by the directors of BBI to act as attorney on behalf of the holder of such share in accordance with such directions as BBI may give in relation to any dealings with or disposal of such share (or any interest therein), exercising any rights attached thereto or receiving any distribution or other benefit accruing or payable in respect thereof and the registered holder of such share shall exercise all rights attaching thereto in accordance with the directions of BBI but not otherwise. The issue and allotment of any New BBI Shares in respect of any shares transferred pursuant to this Article 49(e) shall be made within 14 Business Days of the date of transfer of such shares.

1.5              Subject to the Scheme becoming effective, the cancellation of the listing of the shares in Theratase on the Official List of the UK Listing Authority with effect from 8.00 a.m. on the day after the Scheme Effective Date (as defined in the Scheme) be approved.

BY ORDER OF THE BOARD

Colin Anderson

Company Secretary

2 April 2007

Registered office:

Trafalgar House

11/12 Waterloo Place

London SW1Y 4AU

Registered in England No. 2815159

1.                     A member entitled to attend and vote at the Theratase Extraordinary General Meeting may appoint one or more persons to attend and, on a poll, to vote instead of him or her. Lodgement of a Form of Proxy will not prevent a member from attending and voting at the meeting.

2.                     A proxy need not be a member of the Company.

3.                     A white Form of Proxy is enclosed. To be valid, the white Form of Proxy, together with the authority (if any) under which it is executed or a notarially certified copy of such authority, must be returned to Theratase’s Registrars by no later than 48 hours before the time of the meeting or (as the case may be) the adjourned meeting.

4.                     The completion and return of a white Form of Proxy will not preclude a member from attending and voting in person at the meeting.

5.                     Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company has specified that only those shareholders registered on the register of members of the Company as at 6.00 p.m. on 23 April 2007 or, if the Theratase Extraordinary General Meeting is adjourned, on the register of members not less than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of ordinary shares in the Company registered in their name at that relevant time. Changes to entries on the register of members after 6.00 p.m. on 23 April 2007 or, if the Theratase Extraordinary General Meeting is adjourned, on the register of members not more than 48 hours before the time of any adjourned meeting, will be disregarded in determining the right of any person to attend and vote at the meeting.

6.                     Copies of the Company’s existing articles of association and copies of the articles of association as proposed to be amended by paragraph 1.4 of the special resolution set out in the notice of the meeting and copies of the service agreements between the Company and its directors are available for inspection at the Company’s registered office and at Reed Smith Richard Butler LLP’s office during normal business hours on a Business Day until opening of business on the day on which the meeting is held and will also be available for inspection at the place of the Theratase Extraordinary General Meeting for at least 15 minutes prior to and during the Theratase Extraordinary General Meeting.

7.                     On 20 February 2007, a special resolution was passed at the annual general meeting of the Company which empowered the Theratase Directors (including a duly authorised committee of the Theratase Board), pursuant to section 95 of the Companies Act, to allot equity securities within the meaning of section 94(2) of the Companies Act for cash pursuant to the authority conferred by an ordinary resolution passed on the same date authorising the Theratase Directors to allot relevant securities (as defined in section 80(2) of the Companies Act) as if section 89(1) of the Companies Act did not apply subject to certain limitations as set out in the special resolution. Such limitations included a limit of £90,720.05 in aggregate nominal value of relevant securities which could be allotted and a date on which such power to allot would expire, being the 2008 annual general meeting of the Company or 15 months from the passing of the special resolution, whichever is earlier. By virtue of the special resolution passed on 20 February 2007 referred to above, section 89(1) of the Companies Act will not apply to the allotment of the Deferred Shares proposed at the Theratase Extraordinary General Meeting due to the fact that the Deferred Shares are reclassified ordinary shares of the Company to which the special resolution applies.

8.                    Documents available for inspection

Copies of the following documents will be available for inspection at the offices of Reed Smith Richards Butler LLP, Beaufort House, 15 St Botolph Street, London EC3A 7EE, during usual business hours on any Business Day from the date of this document until the close of the Theratase Court Meeting and Theratase Extraordinary General Meeting:

(a)               the current memorandum and articles of association of Theratase and BBI;

(b)              the proposed new articles of association of Theratase and the full terms of the proposed amendments to the articles of association;

(c)               the audited and consolidated accounts of Theratase and its subsidiary undertakings for the three years ended 30 September 2004, 30 September 2005 and 30 September 2006 including the auditors’ reports thereon;

(d)              the audited and consolidated accounts of BBI and its subsidiary undertakings for the three years ended 31 March 2004, 31 March 2005 and 31 March 2006 including the auditors’ reports thereon;

(e)               the rules of the Theratase Share Option Schemes;

(f)                 the rules of the BBI Share Schemes;

(g)              the material contracts referred to in paragraph 5 of Part V of this document;

(h)              the Theratase Directors’ service contracts referred to in paragraph 6 of Part V of this document;

(i)                  the written consents referred to in paragraph 11 of Part V of this document;

(j)                  this document, the AIM Admission Document incorporating the BBI Notice of EGM and accompanying green form of proxy, the separate proposal letters to the Theratase Optionholders and the Forms of Proxy all dated 2 April 2007; and

(k)               the irrevocable undertakings referred to in paragraph 4 Part V of this document.